Exhibit 2.1

EXECUTION VERSION

AGREEMENT

AND

PLAN OF MERGER

by and among

PROJECT DIAMOND HOLDINGS CORPORATION,

PROJECT DIAMOND MERGER CORP.,

and

DELTEK, INC.

Dated August 26, 2012

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 26, 2012, is entered into by and among PROJECT DIAMOND HOLDINGS CORPORATION, a Delaware corporation (“Parent”); PROJECT DIAMOND MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent (“Sub”); and DELTEK, INC., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has duly and unanimously (a) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (b) approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the merger of Sub with and into the Company (the “Merger”), and (c) resolved, on the terms and subject to the conditions set forth in this Agreement, to recommend that the Company’s stockholders adopt this Agreement and approve the transactions contemplated hereby, including the Merger;

WHEREAS, the respective Boards of Directors of Parent and Sub have approved the Agreement and the acquisition of the Company by Parent and Sub on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thoma Bravo Fund X, L.P. (the “Guarantor”) is entering into a limited guaranty in favor of the Company (the “Guaranty”) with respect to certain obligations of Parent and Sub under this Agreement; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, certain stockholders (the “Principal Stockholders”) of the Company are entering into a written consent and voting agreement (the “Voting Agreement”) with Parent pursuant to which such stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to execute and deliver to the Company and Parent a written consent, substantially in the form attached thereto as Exhibit A (the “Written Consent”), pursuant to which such holders shall approve and adopt this Agreement in accordance with Section 228 and Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”); and

WHEREAS, without delay following the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent to enter into this Agreement, the Principal Stockholders will execute and deliver the Written Consent.

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, and in accordance with the DGCL, at the Effective Time (as defined below), Sub shall be merged with and into the Company and the separate existence of Sub shall thereupon cease, and the Company, as the corporation surviving the Merger (the “Surviving Corporation”), shall by virtue of the Merger continue its corporate existence under the laws of the State of Delaware.

Section 1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP, 300 North LaSalle St., Chicago, IL 60654, at 9:00 A.M. local time on the second (2nd) Business Day after the day on which the last of the conditions set forth in Article VII (other than those that can only be fulfilled at the Closing) is fulfilled or waived, or at such other time and place as Parent and the Company shall agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3 Effective Time of the Merger. The Merger shall become effective at the date and time (the “Effective Time”) when the certificate of merger (the “Certificate of Merger”) shall have been duly executed and filed with the Secretary of State of the State of Delaware in accordance with the DGCL, or at such other time as is specified in the Certificate of Merger in accordance with the DGCL, which Certificate of Merger shall be filed on the Closing Date as soon as practicable following the Closing.

Section 1.4 Certificate of Incorporation. Subject to Section 6.2(a), the amended and restated certificate of incorporation of Sub in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until thereafter changed or amended in accordance with its terms and as provided by Law and this Agreement.

Section 1.5 Bylaws. Subject to Section 6.2(a), the bylaws of the Company in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation, until thereafter changed or amended in accordance with their terms and as provided by any foreign, federal, state, local or municipal laws, rules, judgment, order, decree, codes, decisions, injunctions, statute, law, standard, guideline, ordinance, requirement, rule or regulation of any Governmental Entity (as defined in Section 3.3(c)) (each a “Law”) and this Agreement.

Section 1.6 Board of Directors and Officers. The directors of Sub and the officers of Sub in office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation, in each case until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal, in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

Section 1.7 Effects of Merger. The Merger shall have the effects set forth in this Agreement and the DGCL.

ARTICLE II

CONVERSION OF SHARES

Section 2.1 Conversion of Shares.

(a) As of the Effective Time, by virtue of the Merger and without any action on the part of Parent, Sub, the Company or any holders of shares of capital stock of the Company:

(i) Each outstanding share of common stock, par value $0.001 per share, of the Company (the “Common Stock”) that is held in the treasury of the Company or by any Subsidiary (as defined in Section 9.12) of the Company and any shares of Common Stock owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled and no consideration shall be delivered in exchange therefor (such shares, the “Excluded Company Shares”);

(ii) Each outstanding share of Class A Common Stock, par value $0.001 per share, of the Company (the “Class A Stock”) issued and outstanding immediately prior to the Effective Time shall be cancelled and no consideration shall be delivered in exchange therefor; and

(iii) Subject to Section 2.3, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Company Shares and Dissenting Company Shares) shall be converted into the right to receive from Parent an amount in cash, without interest, equal to $13.00 (the “Merger Consideration”). All such shares of Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired, and, subject to Section 2.3, each holder of a certificate or certificates (the “Certificates”) representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration without interest.

(b) Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become at the Effective Time one (1) fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

Section 2.2 Payment and Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall appoint a commercial bank or trust company reasonably acceptable to the Company to act as paying agent hereunder (the “Paying Agent”) for the purpose of paying the Merger Consideration to be paid and delivered to Securityholders (as defined in Section 2.2(b)) under this Article II in exchange for (i) the Certificates or (ii) book-entry shares which immediately prior to the Effective Time represented shares of Common Stock (the “Book-Entry Shares”). Parent will enter into a paying agent agreement in form and substance reasonably acceptable to the Company at least two (2) Business Days prior to the Closing Date. For purposes of this Agreement, “Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

(b) At the Closing, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration to which the holders of all shares of Common Stock (other than Excluded Company Shares and Dissenting Company Shares) and excluding, for the avoidance of doubt, holders of Options (as defined in Section 2.7(a)) and Restricted Stock Awards (as defined in Section 2.7(b)) (collectively, the “Securityholders”) will become entitled under this Article II at the Effective Time (such amount, the “Exchange Fund”). The Paying Agent shall cause the Exchange Fund to be (i) held for the benefit of the Securityholders and (ii) promptly applied to making the payments provided for in this Article II. The Exchange Fund shall not be used for any purpose that is not provided for herein. The Paying Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the United States of America or obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, or a combination thereof. Any interest and other income resulting from such investments shall be kept in the Exchange Fund and will, at Parent’s discretion, be distributed to Parent or the Surviving Corporation. Any portion of the Exchange Fund (including the proceeds of any interest and other income received by the Paying Agent in respect of such funds) that remains undistributed to the Securityholders one (1) year after the Effective Time of the Merger shall be delivered to Parent at such time. Thereafter, Securityholders shall look only to Surviving Corporation (subject to the terms of this Agreement and to abandoned property, escheat or other similar Laws) as a general creditor for payment of the consideration payable to them under this Article II, without interest, upon the surrender of any Certificates held by them. Notwithstanding any provision of this Agreement to the contrary, none of the Paying Agent, Parent, the Surviving Corporation or any other party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(c) As soon as practicable (but in any event within five (5) Business Days) after the Effective Time, Parent shall cause the Paying Agent to mail to each Securityholder of record (other than the Company, Parent, Sub, any of their respective Subsidiaries or holders of Dissenting Company Shares (as defined in Section 2.3) who have not subsequently withdrawn or lost their rights of appraisal): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of Book-Entry Shares to the Paying Agent and shall be in a form reasonably agreed upon by Parent and the Company prior to the Closing), and (ii) instructions for use in effecting the surrender of the Certificates or transfer of Book-Entry Shares in exchange for the Merger Consideration. Upon (i) surrender of a Certificate (or delivery of such customary affidavits and indemnities with respect to a lost Certificate which the Paying Agent and/or the Company’s transfer agent may reasonably require pursuant to Section 2.9) for cancellation to the Paying Agent, together with such letter of transmittal duly executed, and such other documents as may reasonably be required by the Paying Agent, or (ii) receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, such Securityholder shall be entitled to receive in exchange therefor the Merger Consideration into which the shares of Common Stock represented by such Certificate or Book-Entry Share shall have been converted pursuant to Section 2.1, and the Certificates so surrendered shall forthwith be canceled. No interest will be paid or will accrue on the Merger Consideration payable upon the surrender or transfer of any Certificate or Book-Entry Share. If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Book-Entry Share, as applicable, is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Book-Entry Share shall be properly transferred, and (ii) the Person requesting such payment shall pay to the Paying Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share (other than any Excluded Company Shares and Dissenting Company Shares), as applicable, shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration payable in respect thereof.

Section 2.3 Dissenting Company Shares. Notwithstanding any provision of this Agreement, including Section 2.2 hereof, to the contrary, shares of Common Stock which are issued and outstanding immediately prior to the Effective Time and which are held by holders who have properly exercised appraisal rights with respect thereto in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into the right to receive the Merger Consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL. Notwithstanding the foregoing, if, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses its right to appraisal and payment under the DGCL, the Dissenting Company Shares held by such holder will thereupon be treated as if they had been converted into, at the Effective Time, the right to receive the Merger Consideration, without any interest thereon. Upon the Company’s receipt of any notice of intent to demand payment in accordance with the provisions of the DGCL, or any withdrawal of such notice, the Company shall as promptly as reasonably practicable provide Parent with a copy of such notice. The Company shall not, except with the prior written consent of Parent or pursuant to a valid court order, make any payment with respect to any such election to dissent or offer to settle or settle any such election to dissent.

Section 2.4 No Further Ownership Rights in the Shares. From and after the Effective Time, the holders of shares of Common Stock which were outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided in this Agreement or by applicable Law. All cash paid upon the surrender of Certificates and in respect of Book-Entry Shares, in each case in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock represented by such Certificates and/or such Book-Entry Shares, as applicable.

Section 2.5 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and no transfer of shares of Common Stock outstanding immediately prior to the Effective Time shall thereafter be made. If, after the Effective Time, Certificates representing shares of Common Stock outstanding immediately prior to the Effective Time are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

Section 2.6 [Reserved]

Section 2.7 Treatment of Equity Awards.

(a) Each option (individually, an “Option” and collectively, the “Options”) outstanding immediately prior to the Effective Time under any Company stock option or equity incentive plan (“Company Stock Plan”), whether or not then vested and exercisable, shall be canceled at the Effective Time and each holder of an Option will become entitled to receive, for each share of Common Stock subject to such Option, an amount in cash, without interest, equal to the excess, if any, of the Merger Consideration over the per share exercise price of such Option.

(b) Each restricted stock award (individually, a “Restricted Stock Award” and collectively, the “Restricted Stock Awards”) granted by the Company under any Company Stock Plan which is outstanding immediately prior to the Effective Time shall vest and become free of such restrictions as of the Effective Time and shall be cancelled and converted at the Effective Time into the right to receive, and the holders thereof shall be entitled to receive, for each Restricted Stock Award an amount in cash, without interest, equal to the Merger Consideration.

(c) The Surviving Corporation shall pay through its payroll system, to each holder of Options and Restricted Stock Awards the cash payments subject to and in accordance with this Section 2.7, through its payroll system within five (5) Business Days after the Closing Date.

(d) At or prior to the Effective Time, the Company’s Board of Directors (or a committee thereof) will adopt amendments to, or make determinations with respect to, the Company Stock Plans, individual agreements evidencing the grant of Options or Restricted Stock Awards and Employee Benefit Plans (as defined in Section 3.10(a)), if necessary, and take all other action, without incurring any liabilities in connection therewith, as it may reasonably deem to be necessary to implement the provisions of this Section 2.7. The Company shall take such action as is reasonably required to cause, subject to the occurrence of the Closing, (i) the offering period under the Deltek Amended and Restated Employee Stock Purchase Plan (the “ESPP”) ending on August 31, 2012 (the “Final Purchase Date”) to be the last offering period of the ESPP, and (ii) the termination of the ESPP effective as of the Closing, including having the Company’s Board of Directors (or a committee thereof) adopt resolutions (if required) and take such other actions as may be required in its reasonable discretion to provide that with respect to the ESPP: (A) participants may not increase their payroll deductions from those in effect on the date of this Agreement or make separate non-payroll contributions to the ESPP on or following the date of this Agreement; (B) no new participants may enroll to commence participation in the ESPP following the date of this Agreement; (C) no new Offering Period (as defined in the ESPP) under the ESPP may commence following the date of this Agreement; (D) the Final Offering Period shall not be extended in any way; and (E) the ESPP shall terminate upon the Closing. On the Final Purchase Date, the Company shall apply the funds credited as of such date under the ESPP within each participant’s payroll withholding account to the purchase of whole shares of Common Stock in accordance with the terms of the ESPP.

Section 2.8 Withholding. Each of Parent, the Company, any Subsidiary thereof and the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code (as defined in Section 3.10(c)) and the rules and regulations promulgated thereunder, or any other such provision of U.S. federal, state, local or non-U.S. Tax (as defined in Section 3.9(c)) Laws. Any such withheld amounts (i) shall be remitted by Parent, the Company, any Subsidiary thereof or the Paying Agent, as the case may be, to the applicable Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.9 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (A) set forth in the Disclosure Schedule (the “Disclosure Schedule”) delivered by the Company to Parent on the date of this Agreement (it being agreed that a disclosure of any item on the Disclosure Schedule shall be deemed disclosure with respect to all other Sections of this Agreement to which the applicability of such disclosure is reasonably apparent on its face) or (B) as described in the Company SEC Documents filed on or after January 1, 2010 and prior to the date of this Agreement (the “Recent SEC Reports”) (other than (x) any disclosures contained or referenced therein under the captions “Risk Factors” and “Forward-Looking Statements” and any other disclosures contained or referenced therein of information, factors or risks that are predictive, cautionary or forward-looking in nature (it being agreed that any matter disclosed in any Recent SEC Report shall be deemed to qualify the Company’s representations and warranties hereunder only to the extent that it is reasonably apparent from such disclosure in such Recent SEC Report that such disclosure is applicable to any particular section of the Company Disclosure Schedule) and (y) any agreements filed as exhibits or other documents appended thereto), other than, in the case of (A) and (B), any matters required to be disclosed for purposes of Section 3.2, Section 3.4(c), Section 3.6(ii), Section 3.10 and Section 3.13 of this Agreement which matters shall be specifically disclosed in Sections 3.2, 3.4(c), 3.6(ii), 3.10 and 3.13 of the Company Disclosure Schedule, respectively, and subject to Section 6.12, the Company represents and warrants to Parent and Sub as follows:

Section 3.1 Organization, Standing and Power. Each of the Company and its Subsidiaries (as defined in Section 9.12) is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of its jurisdiction of organization and has all requisite corporate or similar power and authority necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to have a Company Material Adverse Effect. Complete and correct copies of the certificate of incorporation and bylaws of the Company, each as amended to the date of this Agreement, are included or incorporated by reference in the Company SEC Documents. For purposes of this Agreement, “Company Material Adverse Effect” means any event, development, occurrence, fact, condition, change or effect, either individually or in the aggregate, that is, or would reasonably be expected to be, (i) materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, or (ii) prevent the consummation of the Merger; provided, however, that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been, or there would reasonably be expected to be, a Company Material Adverse Effect: (a) any event, occurrence, fact, condition, change or effect relating to, or resulting from, any change or development in or to local, regional, national or foreign political, economic or financial conditions or in or to local, regional, national or foreign credit, financial, banking or securities markets (including any disruption thereof), including, without limitation, any event, occurrence, fact, condition, change or effect caused by acts of terrorism or war or armed hostilities (whether or not declared), or the escalation of any of the foregoing, (b) any event, occurrence, fact, condition, change or effect generally affecting any of the industries, geographic areas or business segments in which the Company or any of its Subsidiaries operates, including, without limitation, any change in the U.S. federal budget or other governmental budget, any partial or other shutdown of the U.S. federal government or any other government (or similar event), or any event, occurrence, fact, condition, change or effect arising from or related to such budget change or government shutdown (or similar event) in respect of any governmental agency, executive department or other governmental body or entity, or any material worsening of such conditions, (c) any event, occurrence, fact, condition, change or effect relating to, or resulting from, any hurricane, earthquake or other natural disasters, (d) any change in the share price or trading volume (as opposed to the facts underlying such change) of the Common Stock on the Nasdaq Global Select Market of The NASDAQ Stock Market LLC (“NASDAQ”), (e) any event, occurrence, fact, condition, change or effect relating to, or resulting from, the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law or U.S. generally accepted accounting principles (“U.S. GAAP”), after the date of this Agreement, (f) any failure, in and of itself (as opposed to the facts underlying such failure), to meet any budgets, plans, projections or forecasts of the Company’s or its Subsidiaries’ revenue, earnings or other financial performance or results of operations, or any published financial forecasts or analyst estimates with respect to the revenue, earnings or other financial performance or results of operations of the Company or its Subsidiaries or any change in analyst recommendations, for any period, (g) any event, occurrence, fact, condition, change or effect relating to, or resulting from, taking any action consented to or requested by Parent, or (h) any event, occurrence, fact, condition, change or effect directly relating to, or resulting from, the execution, performance, announcement or pendency of this Agreement or the transactions contemplated hereby (including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, licensees, distributors, partners or employees, the loss or departure of officers or other employees of the Company or its Subsidiaries and any pending or threatened Proceeding (as defined in Section 3.7) challenging this Agreement or the transactions contemplated hereby), or otherwise resulting from the pursuit of the consummation of the transactions contemplated hereby; provided, however, that events, occurrences, facts, conditions, changes or effects referred to in clauses (a), (c) and (e) above shall be taken into account in determining whether there has been, or there would reasonably be expected to be, a Company Material Adverse Effect if and only to the extent such event, occurrence, fact, condition, change or effect has had or would reasonably be expected to have a disproportionate adverse effect on the Company and its Subsidiaries, as compared to other companies operating in the industries in which the Company and its Subsidiaries operate.

Section 3.2 Capital Structure.

(a) The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, 5,000,000 shares of preferred stock, par value $0.001 per share and 100 shares of Class A Stock. As of the close of business on August 23, 2012, (i) 64,351,378 shares of Common Stock were issued and outstanding, (ii) no shares of preferred stock were outstanding, (iii) 100 shares of Class A Stock were issued and outstanding, (iv) an aggregate of 5,147,865 shares of Common Stock were issuable upon exercise of then outstanding Options (whether or not exercisable as of such date), and (v) 4,267,698 Restricted Stock Awards were outstanding. In addition to the shares of Common Stock referred to in clauses (i), (iv) and (v), as of the close of business on August 23, 2012, 3,096,091 shares of Common Stock were available for additional grants under the Company Stock Plans. All of the outstanding shares of Common Stock are validly issued and outstanding, fully paid and non assessable. Except as otherwise set forth in this Section 3.2, as of the date of this Agreement, the Company has no (i) outstanding stock or securities convertible into or exchangeable for any shares of its equity securities, or any outstanding rights to subscribe for or to purchase any shares of its equity securities, or any outstanding options for the purchase thereof, (ii) agreements providing for the issuance of any equity securities or any stock or securities convertible into or exchangeable for any equity securities of the Company or (iii) outstanding Indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which stockholders of the Company may vote. As of the date of this Agreement, the Company is not subject to any obligation to repurchase or otherwise acquire any shares of its equity securities or any convertible securities, rights or options of the type described in the preceding sentence (other than the acquisition of Options or Restricted Stock Awards upon the exercise, settlement or forfeiture thereof). From July 3, 2012 to the date of this Agreement, the Company has not (i) issued any shares of Common Stock except in connection with the conversion, exercise or settlement of any Options or Restricted Stock Awards or (ii) issued or granted any options, warrants or securities convertible into or exercisable for shares of its Common Stock.

(b) As of the date of this Agreement, all of the outstanding shares of capital stock or other equity securities of each Subsidiary of the Company are validly issued and outstanding, fully paid, nonassessable and free of preemptive rights and are owned directly or indirectly by the Company free and clear of any pledges, liens, charges, mortgages, encumbrances, rights of first refusal, rights of first offer, security interests, and other encumbrances of any kind or nature whatsoever (“Liens”) (other than Liens arising by operation of Law). As of the date of this Agreement, there are no subscriptions, options, warrants, rights, calls, contracts, voting trusts, proxies or other arrangements to which the Company or any of its Subsidiaries is a party (other than with the Company or any of its Subsidiaries) relating to the issuance, sale, voting, transfer, ownership or other rights with respect to any shares of capital stock or other equity securities of any Subsidiary of the Company, including any right of conversion or exchange under any outstanding securities, instrument or agreement.

(c) The aggregate consideration payable under Article II of this Agreement (for this purpose, calculated as if there are no Dissenting Shares) (the “Aggregate Consideration”) as of the date of this Agreement shall not exceed $916,272,036.

(d) The Aggregate Consideration as of the Closing Date shall not exceed $917,247,036, which consists of (i) $837,542,914 with respect to holders of Common Stock (including shares to be purchased under the ESPP after the date hereof), (ii) $55,480,074 with respect to holders of Restricted Stock Awards, (iii) $24,224,048 respect to holders of Options, (iv) no amount in respect to holders of Class A Common Stock and (v) no amount in respect of Preferred Stock; provided, that the Company shall not be deemed to have breached this Section 3.2(d) (x) solely by virtue of proper exercises of Options or the vesting of Restricted Stock Awards outstanding as of the date of this Agreement in accordance with their terms, so long as the net effect of such exercises of Options does not increase the Aggregate Consideration, (y) if the Aggregate Consideration changes as a result of any action(s) taken by the Company permitted under Section 5.1 of this Agreement or otherwise consented to in writing by Parent or (z) to the extent there are changes to the relative portion of the Aggregate Consideration set forth in each of clauses (i), (ii), (iii) and (iv) of this Section 3.2(d), so long as such changes do not increase the Aggregate Consideration.

(e) The term “Indebtedness” shall mean, with respect to any Person, (a) any liability of that Person (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, reimbursements and all other amounts payable in connection therewith): (i) for borrowed money; (ii) evidenced by a note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any property or assets, including securities; (iii) for the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business; (iv) under any lease or similar arrangement that would be required to be accounted for by the lessee as a capital lease in accordance with U.S. GAAP; (v) arising from cash/book overdrafts; (vi) under conditional sale or other title retention agreements; or (vii) arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates; (b) any guarantee by that Person of any indebtedness of others described in the preceding clause (a); (c) the maximum liabilities of such Person under any “Off Balance Sheet Arrangement” (as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Securities Act); and (d) all liabilities to reimburse any bank or other Person for amounts paid under a letter of credit, surety bond, or bankers’ acceptance.

Section 3.3 Authority; Non-Contravention.

(a) The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Written Consent, to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company, subject to receipt of the Written Consent. The only vote of the stockholders of the Company necessary to approve this Agreement is the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and the affirmative vote of the holders of a majority of the outstanding shares of Class A Stock, voting separately. This Agreement has been duly and validly executed and delivered by the Company and (assuming the valid authorization, execution and delivery of this Agreement by Parent and Sub, as applicable) constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles. The Board of Directors of the Company has adopted this Agreement, approved the execution of this Agreement, approved and declared advisable the Merger, and resolved to recommend approval of this Agreement by the holders of shares of Common Stock and Class A Stock (subject to its right to change its recommendation if required by its fiduciary duties in accordance with this Agreement).

(b) The execution and delivery of this Agreement does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof will not, (i) conflict with, or result in any violation of, the certificate of incorporation or bylaws of the Company, (ii) conflict with, or result in any violation of organizational documents of any of the Subsidiaries of the Company, (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or trigger or change any rights or obligations (including any increase in payments owed), or give rise to a right of termination, cancellation or acceleration of any obligation (with or without notice or the lapse of time or both), including entitling any Person to claim any right to use or practice the Company Owned Intellectual Property or Company Products or cause the Company or any of its Subsidiaries to grant, or be obligated to grant, to any Person any additional or new rights or licenses to the Company Owned Intellectual Property or Company Products, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of any agreement, note, bond, mortgage, indenture, lease, permit, license or other contractual obligation (each a “Contract”) binding on the Company or any of its Subsidiaries or any of their properties or assets (each, a “Company Contract”), except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iv) assuming that the Registrations and Consents set forth in Section 3.3(c) are duly and timely made or obtained and that the Written Consent (as defined in the Recitals) has been duly obtained, violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such violation, breach, default, right of termination, cancellation or acceleration or Lien that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of any of the material transactions contemplated hereby.

(c) No registration, declaration or filing with (each, a “Registration”) or authorization, permit, consent or approval of (each, a “Consent”) of any transnational,

domestic (federal, state, local or municipal) or foreign or supranational court, arbitrator, judicial body, tribunal, commission, governmental or quasi-governmental body, regulatory or administrative agency, department or official, including any other political subdivision thereof (each, a “Governmental Entity”) is required on the part of the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Merger or the other transactions contemplated hereby, except for (i) compliance with applicable requirements and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”) or the rules of any national securities exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) as may be required in connection with any Transfer Taxes described in Section 6.11, and (v) such other Consents or Registrations the failure of which to be obtained or made, would not reasonably be expected to, individually or in the aggregate, have a Company Material Adverse Effect, materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of any of the material transactions contemplated hereby.

Section 3.4 SEC Documents.

(a) Since January 1, 2010, the Company has filed, or furnished to, the Securities and Exchange Commission (the “SEC”) all documents required to be filed or furnished by the Company under the Securities Act, or the Exchange Act (collectively, the “Company SEC Documents”). None of the Subsidiaries of the Company is, or has at any time been, subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act. As of their respective dates, the Company SEC Documents complied (or with respect to Company SEC Documents filed after the date of this Agreement, will comply) as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and as of their respective dates and except as amended or supplemented prior to the date hereof (or with respect to Company SEC Documents filed or furnished after the date hereof, except as amended or supplemented prior to the Closing Date), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent, Sub or their respective Subsidiaries for inclusion in any Company SEC Documents. Each of the audited consolidated financial statements of the Company (including, in each case, any notes thereto) included in the Company SEC Documents (collectively, the “Company Financial Statements”), comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and have been prepared in accordance with U.S. GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present in all material respects the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations, cash flows and changes in financial position for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments set forth therein that are not material in amount or nature).

(b) The Company has made available (including via the EDGAR system, as applicable) to Parent all material correspondence between the SEC on one hand, and the Company and any of its Subsidiaries on the other hand. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the Company SEC Documents. To the Knowledge of the Company (as defined in Section 9.14), as of the date hereof, none of the Company SEC reports is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation.

(c) Since January 1, 2012, neither the Company nor any of its Subsidiaries has incurred any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except liabilities, obligations or contingencies which (i) are reflected in the Company Financial Statements or the notes thereto, (ii) were incurred in the ordinary course of business and consistent with past practices, (iii) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (iv) have been discharged or paid in full prior to the date hereof, or (v) are of a nature not required to be reflected on the consolidated balance sheet of the Company and its Subsidiaries prepared in accordance with U.S. GAAP consistently applied.

(d) Each of the principal executive officer and the principal financial officer of the Company (or each former principal executive officer and each former principal financial officer of the Company, as applicable) has made the certifications required by Rules 13a-14 and 15d-14 promulgated under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”) with respect to the Company SEC Documents. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” have the meanings ascribed to those terms under the Sarbanes-Oxley Act.

(e) To the Knowledge of the Company, since January 1, 2010 and prior to the date of this Agreement, no director or executive officer of the Company or any of its Subsidiaries has received any substantive complaint, allegation, assertion or claim, whether written or oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No current or former attorney representing the Company or any of its Subsidiaries has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation of the Company or any of its Subsidiaries, or any of their respective officers, directors, employees or agents, to the current Board of Directors or any committee thereof or to any current director or executive officer of the Company.

(f) The Company and its Subsidiaries have designed and maintained internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) promulgated under the Exchange Act) to provide reasonable assurances (i) regarding the reliability of the Company’s financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP, (ii) that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorization of management and directors of the Company and such Subsidiaries, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s or its Subsidiaries’ assets that would have a material effect on the Company’s financial statements. The Company has designed and maintains disclosure controls and procedures (as defined in

Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that the Company files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports. Since January 1, 2010, the Board of Directors of the Company and the Audit Committee of the Company have not received any oral or written notification from the Company’s auditors or any member of the Company’s accounting or legal staff of any “material weakness” in the Company’s internal control over financial reporting and there is no outstanding “significant deficiency” or “material weakness” that the Company’s independent accountants certify has not been appropriately and adequately remedied by the Company. For purposes of this Agreement, the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Release No. 2007-005 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

(g) Each Option and Restricted Stock Award was granted in compliance in all material respects with all applicable legal requirements and was recorded on the Company’s financial statements in accordance with U.S. GAAP consistently applied, and, with respect to Options, to the Knowledge of the Company, no such grant involved any “back dating” or “forward dating” with respect to the effective date of grant. Further, to the Knowledge of the Company, the Company has not granted any Options at an exercise price that represents a discount from the fair market value of the Company Common Stock underlying such Option on the date of grant and the Company has disclosed any re-pricing of Options in the Company Financial Statements (as defined in Section 3.4(a)).

Section 3.5 Information Statement. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Information Statement (as defined in Section 6.1) at the time the Information Statement is mailed to stockholders of the Company will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub in writing expressly for inclusion in the Information Statement. The Information Statement shall comply in all material respects with the requirements of the Securities Act and the Exchange Act.

Section 3.6 Absence of Certain Events. From June 30, 2012 to the date of this Agreement, (i) the Company and its Subsidiaries have conducted their operations in all material respects in the ordinary course of business, (ii) there has not occurred any event that, individually or in the aggregate with all other events, had had, or would reasonably be expected to have, a Company Material Adverse Effect, and (iii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken after the date of this Agreement, would constitute a breach of Section 5.1.

Section 3.7 Litigation. There is no suit, action, arbitration, proceeding, claim, charge, regulatory or accrediting agency investigation or other proceeding seeking specific performance or money damages in excess of $1,000,000 (each, a “Proceeding”) pending or, to the Knowledge of the Company (as defined in Section 9.14), threatened against the Company or any of its Subsidiaries or any property or asset of the Company or any of its Subsidiaries; provided that no representation is made in this Section 3.7 as to matters relating to infringement, dilution, misappropriation or other violation of Intellectual Property rights (it being understood that all representations relating thereto are set forth in Section 3.13(d)). None of the Company or any of its Subsidiaries is subject to any writ, judgment, settlement agreement, injunction or decree that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There is not currently any internal investigation or inquiry being conducted by the Company, the Board of Directors (or any committee thereof) or, to the Knowledge of the Company, any third party or Governmental Entity at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, self dealing, fraudulent or deceptive conduct or other misfeasance or malfeasance issues, in each case that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8 No Violation of Law. Neither the Company nor any of its Subsidiaries is, or since June 30, 2012 has been, in violation of any Law, except for violations which would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no material investigation or review by any Governmental Entity is pending or threatened against the Company or any of its Subsidiaries. The Company and its Subsidiaries have all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its businesses in all material respects as presently conducted (collectively, the “Company Permits”), except for those the absence of which would not be reasonably expected to have a Company Material Adverse Effect. None of the Company or any of its Subsidiaries is in violation of the terms of any Company Permit, except which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. This Section 3.8 does not relate to matters which are the subject of Section 3.9, Section 3.10, Section 3.11, Section 3.13, Section 3.22 or Section 3.23.

Section 3.9 Taxes.

(a)(i) the Company and its Subsidiaries have timely filed or have had timely filed on their behalf (taking into account extensions of time to file) all material Tax Returns required to be filed by them, and such Tax Returns are complete and accurate in all material respects, (ii) the Company and its Subsidiaries have paid (or have had paid on their behalf) all material Taxes due and payable, except with respect to Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the books and records of the Company or its Subsidiaries, (iii) the Company and its Subsidiaries have withheld or collected all material Taxes required to be withheld or collected, (iv) neither the Company nor any of its Subsidiaries have received any written notice of any pending or ongoing audit, deficiency, or claim with respect to material Taxes which remains unresolved, and (v) there are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure or alleged failure to pay Taxes (other than Taxes not yet due and payable or Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the books and records of the Company or its Subsidiaries).

(b) Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation or sharing of Taxes with any entity (other than the Company or any of its Subsidiaries) under which the Company or any of its Subsidiaries could have liability for Taxes after the Closing.

(c) For purposes of this Agreement: “Tax” means all federal, state, local and non-U.S. income, profits, gross receipts, customs duty, sales, unemployment, disability, use, property, withholding, excise, production, value added, occupancy taxes or other tax of any kind whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and “Tax Return” means any return, report or similar statement (including attached schedules) required to be filed with respect to any Tax.

(d) No written claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such Person is or may be subject to taxation by such jurisdiction.

(e) None of the Company or its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than any of the Company or its Subsidiaries) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(f) None of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G.

(g) Each contract, arrangement, or plan of any of the Company or its Subsidiaries that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects. Except as set forth in Section 3.9(g) of the Disclosure Schedule, none of the Company or its Subsidiaries has any indemnity obligation for any Taxes imposed under Section 4999 or 409A of the Code.

Section 3.10 Employee Benefit Plans; ERISA.

(a) Section 3.10(a) of the Disclosure Schedule includes a complete list of (i) each material benefit or compensation plan, program, agreement, arrangement, contract or policy providing benefits to any U.S.-based current or former employee, officer, individual contractor or director of the Company or any of its Subsidiaries (A) that is sponsored or maintained or contributed to by the Company or any of its Subsidiaries, or (B) with respect to which the Company or any of its Subsidiaries has any material actual or contingent liability or obligation, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA and any bonus, incentive, retirement, pension, profit-sharing, equity or equity-based, deferred compensation, vacation, stock purchase, stock option, severance, retention, employment, change of control, medical or other material benefit or compensation plan, program, agreement, arrangement, contract or policy (collectively, the “Employee Benefit Plans”), (ii) each employment, severance and termination agreement pursuant to which the Company or any of its Subsidiaries has or would have any obligation to provide compensation and/or benefits in an amount or having a value in excess of $250,000 per year or $1,000,000 in the aggregate (each, a “Material Employment Agreement”) and (iii) each material benefit or compensation plan, program, agreement, arrangement, contract or policy providing retirement, death or disability or other compensation or benefits to employees of the Company or its Subsidiaries based outside of the United States other than mandatory social security arrangements (the “Foreign Plans”).

(b) With respect to each Employee Benefit Plan, the Company has delivered to Parent a true, correct and complete copy of (i) all plan documents and trust agreements or funding arrangements and insurance contracts, (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any, (iii) the current summary plan description, if any, (iv) the most recent actuarial report, if any, and (v) the most recent determination letter from the Internal Revenue Service (the “IRS”), if any. The Company has delivered to Parent a true, correct and complete copy of each Material Employment Agreement.

(c) The Company has received from the IRS, or has timely applied for, a current determination letter with respect to each Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and nothing has occurred that would reasonably be expected to adversely affect the qualification of such Employee Benefit Plan.

(d)(i) Each Employee Benefit Plan has been established, administered and maintained in all material respects, in accordance with its terms and the applicable provisions of ERISA, the Code and other applicable Laws, and (ii) neither the Company nor any of its Subsidiaries has engaged in any, and there has been no, “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty (as determined under ERISA) with respect to any Employee Benefit Plan that could subject the Company or any of its Subsidiaries to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA or material liability for breach of fiduciary duty.

(e) All material contributions (including all employer contributions and employee salary reduction contributions) and material premium payments required to have been made under any of the Employee Benefit Plans have been made by the due date thereof and all material contributions and material premium payments for any period ending on or before the Closing Date which are not yet due will have been paid or accrued prior to the Closing Date. There are no pending or, to the Knowledge of the Company, threatened litigation, claims, suits, audits, hearings, arbitrations, or disputes relating to any Employee Benefit Plan (other than routine claims for benefits).

(f) Neither the Company nor any of its Subsidiaries maintains, sponsors, contributes to, is obligated to contribute to , or has any actual or contingent liability or obligation under or with respect to, (i) any plan or arrangement that is or was subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) any plan or arrangement that is or was a multiple employer welfare arrangement within the meaning of Section 3(40) of ERISA, or (iii) a multiple employer plan within the meaning of Section 413(c) of the Code. Neither the Company nor any of its Subsidiaries has any actual or contingent liability or obligation in respect of or relating to any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) solely by reason of its being treated at any time as a single employer with any other Person pursuant to Section 414 of the Code.

(g) Neither the Company nor any of its Subsidiaries has any obligations for, or liabilities with respect to, post-termination or retiree welfare or welfare-type benefits, except for benefits required to be provided under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Law requiring continuation of health coverage and for which the beneficiary pays the entire premium cost.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) constitute an event under an Employee Benefit Plan that will result in increased benefits or compensation under such Employee Benefit Plan, or cause the accelerated vesting, funding or timing of delivery of, or increase the amount or value of, any payment, compensation or benefit to any current or former employee, officer, or contractor or director of the Company or any of its Subsidiaries.

(i) Each Foreign Plan has been maintained, funded and administered in all material respects in compliance with its terms and the requirements of applicable Laws, and each Foreign Plan which is required to be funded or book-reserved has been funded or book-reserved using reasonable actuarial assumptions.

(j) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any of its Subsidiaries, nor does the Company know of any activities or proceedings of any labor union to organize any such employees, (ii) within the past three (3) years there have been no, nor does the Company have any Knowledge of any threatened strikes, slowdowns, work stoppages, lockouts or material labor disputes, by or with respect to any employees of the Company or its Subsidiaries, and (iii) neither the Company nor any Subsidiary is engaged in any material unfair labor practice, as defined in the National Labor Relations Act or other applicable legal requirements.

(k) The Company is, and for the past three (3) years has been, in compliance in all material respects with all applicable Laws respecting employment and labor practices, including, without limitation, those applicable Laws relating to equal employment opportunity, employment discrimination and harassment, collective bargaining, immigration, layoffs, worker classification (including the proper classification of workers as independent contractors and consultants), wages and hours, occupational safety and health, and the withholding and payment of all required employment taxes, other than instances of noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.11 Environmental Matters.

(a) Except as would not result in a material liability, (i) the Company and its Subsidiaries are, and have been for the past five (5) years, in compliance with all applicable Environmental Laws (as defined in Section 3.11(b)), (ii) the Company has not received in the past five (5) years any notice, report or information regarding any violation of, or liability under any Environmental Laws and any such notice, report or other information received prior to such time has been fully settled and resolved without future obligation, (iii) there are no pending or, to the Knowledge of the Company, threatened, Proceedings under or pursuant to Environmental Laws against the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person whose Environmental Liabilities (as defined in Section 3.11(b)) the Company or any of its Subsidiaries has or may have retained or assumed by contract or operation of Law, or involving any real property currently or, to the Knowledge of the Company, formerly owned, operated or leased by the Company or its Subsidiaries, (iv) the Company and its subsidiaries have not treated stored, disposed of, arranged for or permitted the disposal of, transported, handled, emitted, released, or exposed any Person to, any Hazardous Materials, or owned or operated any property or facility contaminated by any Hazardous Materials, in each case so as to give rise to any current or future liabilities pursuant to Environmental Laws, and (v) the Company and its Subsidiaries and, to the Knowledge of the Company, Persons whose Environmental Liabilities the Company or its Subsidiaries has or may have retained or assumed by contract or operation of Law are not subject to any Environmental Liabilities. To the Knowledge of the Company, the Company has furnished to Buyer all material environmental documents, including audits and reports, relating to the Company and its Subsidiaries or their past or current properties, facilities or operations, which are in their possession or under their reasonable control. The representations and warranties in this Section 3.11 constitute the sole representations and warranties of the Company concerning matters arising under Environmental Laws in this Agreement.

(b) For purposes of this Agreement, “Environmental Laws” means any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct, in each case, concerning pollution, Hazardous Materials (as defined below) or protection of human health or safety, or the environment, and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Clean Air Act, 33 U.S.C. Section 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq. (but solely as it relates to the exposure of Hazardous Materials) and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. For purposes of this Agreement, “Environmental Liabilities” with respect to any Person means any and all liabilities of or relating to such Person (including any entity which is, in whole or in part, a predecessor of such Person), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered or regulated by, or for which liability is imposed under, Environmental

Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. For purposes of this Agreement, “Hazardous Materials” means all substances defined in, regulated under or for which liability is imposed by Environmental Laws, including hazardous substances, Oils, Pollutants or Contaminants as defined in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, asbestos, mold, polychlorinated biphenyls and radioactive materials.

Section 3.12 Affiliate Transactions. There are not, and since January 1, 2012 there have not been, any transactions, agreements, arrangements or understandings between the Company or its Subsidiaries, on the one hand, and the Company’s Affiliates (other than wholly-owned Subsidiaries of the Company) or other Persons (as defined in Section 9.13) on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. To the Knowledge of the Company, no director, officer or Affiliate of the Company or any entity in which, to the Knowledge of the Company, any such director, officer or other Affiliate owns any beneficial interest (other than a beneficial interest in a publicly held corporation whose stock is traded on a national securities exchange or in the over the counter market and less than 5% of the stock of which is beneficially owned by any such Persons) is currently a party to or has any interest in (i) any partnership, joint venture, contract, arrangement or understanding with or relating to, the business or operations of the Company or its Subsidiaries in which the amount involved exceeds $250,000 per annum, (ii) any material agreement or contract for or relating to Indebtedness of the Company, or (iii) any material property (real, personal or mixed), tangible or intangible, used or currently intended to be used in the business or operations of the Company or its Subsidiaries. For purposes of this Agreement, the term “Affiliate” when used with respect to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with such Person. As used in the definition of Affiliate, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Section 3.13 Intellectual Property.

(a) For purposes of this Agreement:

(i) “Company Owned Intellectual Property” means all Intellectual Property owned, or purported to be owned, by the Company or any of its Subsidiaries, including all Company Registered Intellectual Property listed in Section 3.13(b) of the Disclosure Schedule.

(ii) “Company Products” means all Software products (including all Owned Software) and all services, including any of the foregoing currently in development, from which the Company or any of its Subsidiaries has derived within the three (3) years preceding the date hereof, is currently deriving or is scheduled to derive, revenue from the sale, license, maintenance or provision thereof.

(iii) “Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (A) patents, patent applications, patent disclosures, and all reissues, divisions, extensions, provisionals, continuations and continuations-in-part thereof,

(B) trademarks, service marks, trade dress, logos, trade names, and Internet websites and domain names, together with all goodwill associated with each of the foregoing, (C) works of authorship, copyrights, and mask works, (D) registrations and applications for registration for any of the foregoing in each of (A) through (C), (E) trade secrets and other proprietary information, including, without limitation, inventions, know-how, technology, designs, specifications, methods, databases and data collections, (F) Software, and (G) all other proprietary and intellectual property rights;

(iv) “Software” means all software, computer programs, operating systems, interfaces, firmware , modules, libraries, algorithms, routines and all source code and object code for the foregoing, and other components, and documentation for the forgoing;

(v) “Owned Software” means all Software for which rights to source code, object code and related documentation are owned or purported to be owned by the Company or any of its Subsidiaries; and

(vi) “Open Source Software” means (A) any Software that requires as a condition of use, modification or distribution that such Software or other Software incorporated into, linked with, derived from, based upon or distributed with such Software: (1) be disclosed, licensed or distributed in source code form, (2) be licensed for the purpose of making derivative works, and/or (3) be redistributable at no charge, and (B) without limiting the generality of the foregoing, any Software that is generally available to the public in source code form under licenses substantially similar to those approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, which licenses include the GNU General Public License (GPL), the GNU Library or Lesser Generally Public License (LGPL), the BSD License, the Mozilla Public License and the Apache License.

(vii) “OSS Modifications” means any modifications or derivatives of Open Source Software made by or on behalf of the Company or any of its Subsidiaries.

(b) Section 3.13(b) of the Disclosure Schedule sets forth a true and complete list of all registered and applied for Intellectual Property owned by the Company or its Subsidiaries (“Company Registered Intellectual Property”). The Company or its Subsidiaries own exclusively all right, title and interest in the Company Registered Intellectual Property, all registered Company Registered Intellectual Property is subsisting, in full force and effect, and enforceable, and, to the Knowledge of the Company, valid, and none of the Company Registered Intellectual Property has been misused, withdrawn, cancelled or abandoned.

(c) The Company and its Subsidiaries own exclusively or have a valid right to use, pursuant to a valid and enforceable agreement set forth in Section 3.13(g)(i) of the Disclosure Schedule, all Intellectual Property necessary for or used in the operation of the business of the Company and its Subsidiaries as currently conducted and as currently proposed to be conducted, free and clear of all Liens (provided, however, that the foregoing is not, and shall not be deemed to be or constitute, any representation or warranty of non-infringement, non-dilution, non-misappropriation or non-violation of any Intellectual Property rights of another

Person, which representation and warranty is set forth in the first sentence of Section 3.13(d) below) and such Intellectual Property will continue to be owned exclusively by or to be available for use by the Company and its Subsidiaries immediately following the Closing on identical terms and conditions to those prior to the Closing.

(d) Neither the Company nor any Subsidiary nor the operation of their respective businesses nor the use of the Company products in accordance with their documentation infringes, dilutes, misappropriates or otherwise violates, or within the six (6) years preceding the date hereof, has infringed, diluted, misappropriated or otherwise violated, the Intellectual Property rights of any other Person, except for any of the foregoing which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth on Section 3.13(d) of the Disclosure Schedule, (i) within the six (6) years preceding the date hereof, neither the Company nor any of its Subsidiaries has received any written notice of any claim or assertion alleging (A) the invalidity, misuse or unenforceability of any of the Intellectual Property owned or used by the Company or such Subsidiary or (B) that the operation of any portion of the business of the Company or any Subsidiary infringes, dilutes, misappropriates or otherwise violates the Intellectual Property rights of any other Person (including any demand or request that the Company or any of its Subsidiaries license any rights from any Person), (ii) there have not been commenced within the six (6) years preceding the date hereof, there are not pending, and, to the Knowledge of the Company, there are not threatened, any Proceeding by any Person against the Company or any of its Subsidiaries alleging any of the foregoing, and (iii) within the six (6) years preceding the date hereof, neither the Company nor any Subsidiary has received any written notice of any claim or assertion made against any Person, who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company or such Subsidiary for any infringement, dilution, misappropriation or violation of any Intellectual Property of another Person. The Company Owned Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the ownership, use, validity or enforceability thereof.

(e) No person is engaging or has engaged within the six (6) years preceding the date hereof in any activity or is using or has used within the six (6) years preceding the date hereof any Intellectual Property that infringes, dilutes, misappropriates, or otherwise violates the Company Owned Intellectual Property in any respect, except for any of the foregoing which has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) The Company and its Subsidiaries take and have taken commercially reasonable actions to maintain, preserve and protect the Company Owned Intellectual Property, including the secrecy, confidentiality and value of trade secrets and other confidential information, and to protect any confidential information provided to them by any other Person under obligation of confidentiality. All Persons (including current or former employees, consultants and contractors) (i) who have had or currently have access to any confidential Company Owned Intellectual Property are bound by signed written agreements containing confidentiality obligations to the Company or one of its Subsidiaries, as the case may be, regarding the disclosure and protection of such Company Owned Intellectual Property, and (ii) who are or have been involved in the creation of Intellectual Property for the Company or any of its Subsidiaries, or otherwise who would have any rights in or to any Company Owned

Intellectual Property, are bound by signed written agreements conveying a present grant of exclusive ownership of such Intellectual Property to the Company or such Subsidiary, without further payment being owed to any such Persons and without any restrictions or obligations on the Company’s or such Subsidiary’s ownership and use thereof. To the Knowledge of the Company, no such Persons are in violation of any term of any of the foregoing agreements.

(g) The Company has delivered or made available to Parent copies of and Section 3.13(g) of the Disclosure Schedule sets forth all agreements pursuant to which the Company or its Subsidiaries (i) licenses Intellectual Property owned by a third party, other than licenses of commercial off-the-shelf or shrink-wrap computer Software (A) not material to the functionality or provision of the Company Products or (B) used solely for the Company’s or such Subsidiary’s internal use and not material to the Company’s or such Subsidiary’s business operation, and, in the case of each of (A) and (B), for which the Company or such Subsidiary has not paid in either of the two one-year periods preceding the date hereof, or will not have to pay in the next twelve-month period following the date hereof, annual aggregate license, royalty, maintenance and support payments in excess of $50,000 (collectively, “IP Inbound Contracts”), and (ii) has licensed or transferred any rights in or to any Company Owned Intellectual Property to a third party, other than non-exclusive license agreements entered into between the Company or any of its Subsidiaries and its end-users in the ordinary course of business consistent with past practice under terms substantially similar to those contained in the standard form customer agreements (copies of which have been provided to Parent) (collectively, “IP Outbound Contracts”).

(h) The Company and its Subsidiaries possess the source code, object code, and internal technical documentation (including complete source code files) for all Owned Software (including the Owned Software embodied in the Company Products) currently offered or planned to be offered for license by, or which currently generates support or maintenance revenue for, the Company and its Subsidiaries. The Company or its Subsidiaries own exclusively the copyright to all Owned Software (including the Owned Software embodied in the Company Products). Except with respect to the source code escrow commitments set forth in Section 3.13(h) of the Disclosure Schedule, no Owned Software (including the Owned Software embodied in the Company Products) is subject to any obligation (whether present, contingent or otherwise) that would require the Company or its Subsidiaries to divulge, license or otherwise provide to any Person the source code for any such Owned Software.

(i) Except as would not reasonably be expected to have a Company Material Adverse Effect, no Open Source Software or OSS Modifications forms part of or is or has been incorporated into, used in or distributed with any Owned Software (including the Owned Software embodied in the Company Products) in a manner that (i) would require the disclosure or distribution of any source code for such Owned Software or the licensing of such Owned Software for the purposes of making derivative works or impose restrictions on the consideration to be charged for the distribution of such Owned Software or (ii) would grant or purport to grant to any Person any rights to or immunities under any Company Owned Intellectual Property. Except as would not reasonably be expected to have a Company Material Adverse Effect, where it has distributed Open Source Software or OSS Modifications, the Company or its Subsidiary has complied with the attribution and other requirements dictated by the licenses governing the use and distribution of such Open Source Software or OSS

Modifications. Neither the Company nor any of its Subsidiaries has received any requests from any Person for disclosure of the source code for any Owned Software (including the Owned Software embodied in the Company Products) pursuant to a license governing Open Source Software. Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries use commercially reasonable procedures to review the requirements associated with Open Source Software prior to the use thereof in connection with any Owned Software (including the Owned Software embodied in the Company Products).

(j) To the Knowledge of the Company, the Owned Software does not contain any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have any of the following functions: disrupting or disabling the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed.

(k) The Company and its Subsidiaries have complied in all material respects with all applicable data protection and privacy Laws and with their respective internal security policies and privacy policies, relating to the use, collection, storage, disclosure and transfer of any personally identifiable information of third parties collected by the Company or any of its Subsidiaries. To the Knowledge of the Company, (i) in the two (2) years preceding the date hereof, there have not been any incidents of data security breaches or breaches of the foregoing, and (ii) there have not been any written complaints, written notices or legal proceedings or other written claims related to the same.

Section 3.14 Takeover Statutes. The Company has taken all action necessary such that the restrictions contained in Section 203 of the DGCL do not apply to the Merger, this Agreement and the transactions contemplated hereby. No other “fair price”, “moratorium”, “control share acquisition”, “business combination”, or other similar antitakeover statue or regulation enacted under state or federal laws in the United States is applicable to the transactions contemplated by this Agreement.

Section 3.15 Title to Properties; Assets/Services.

(a) Neither the Company nor its Subsidiaries owns fee title to any real property and has not owned title to any real property within the last five years of the date of this Agreement. The Company and its Subsidiaries have good and marketable (x) title to, (y) a leasehold interest, (z) license in or (aa) easement in, the real and personal properties as reflected in the most recent balance sheet included in the Company Financial Statements and the Disclosure Schedule, except for properties and assets that have been disposed of in the ordinary course of business since the date of such balance sheet and the Disclosure Schedule, free and clear of all Liens of any nature whatsoever, except (i)(a) Liens for current Taxes, payments of which are not yet delinquent or Taxes for which adequate reserves have been established in accordance with U.S. GAAP on the books and records of the Company or its Subsidiaries, (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests arising in the ordinary course of business securing obligations that are not yet due and payable or that are being contested in good faith and by appropriate proceedings, (c) Liens imposed by applicable Law (other than Tax Law), (d) pledges or deposits to secure obligations under workers’ compensation Laws or similar legislation or to secure public or statutory obligations, (e) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, or (f) such imperfections in title and easements and encumbrances as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use of the property subject thereto or affected thereby, or otherwise materially impair the operations of the Company or any of its Subsidiaries (in the manner presently carried on by the Company and its Subsidiaries), and (ii) as would not reasonably be expected to have a Company Material Adverse Effect. Nothing in this Section 3.15 shall be construed as representations or warranties with respect to the title in or to Intellectual Property assets of the Company and its Subsidiaries which representations and warranties regarding title in or to Intellectual Property assets of the Company and its Subsidiaries are given in Section 3.13(c) above.

(b) Section 3.15(b) of the Disclosure Schedule sets forth the address of each property in which the Company or its Subsidiaries holds a leasehold or subleasehold estate or other right to use or occupy any land, buildings, structures, improvements, fixtures or other interests in real property which is used or intended to be used in the Company’s business (the “Leased Real Property”) and a true and complete list of all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which the Company or any Subsidiary holds any Leased Real Property (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the “Leases”). The Company has delivered to Parent a true and complete copy of each such Lease document to the extent such Lease requires annual payments in excess of $1,000,000 (such Leases referred to as “Significant Leases”), and in the case of any oral Lease, a written summary of the material terms of such Lease. Except as set forth in Section 3.15(b) of the Disclosure Schedule and would not reasonably be expected to have a Company Material Adverse Effect, with respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Merger does not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, or otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) the Company’s or its Subsidiary’s, as applicable, possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; (iv) neither the Company nor its Subsidiary, as applicable, nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (vi) neither the Company nor its Subsidiary, as applicable, owes, or will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (vii) the other party to such Lease is not an affiliate of, and otherwise does not have any economic interest in, the Company or any Subsidiary of the Company; (viii) neither the Company nor any Subsidiary of the Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property; and (ix) there are no liens or encumbrances on the estate or interest created by such estate.

(c) The Leased Real Property identified in the Disclosure Schedule and any such improvements to the Leased Real Property comprise all of the real property used or intended to be used in, or otherwise related to, the Company’s business.

Section 3.16 Material Contracts.

(a) Section 3.16(a) of the Disclosure Schedule sets forth a true and complete list as of the date of this Agreement of each of the following Company Contracts, together with all amendments thereto: (i) each Company Contract that restricts in any material respect the ability of the Company or any of its Subsidiaries or any of the Company’s current or future Affiliates to sell products in or otherwise compete in any geographic area or line of business, market or distribute any product or hire any individual or group of individuals; (ii) the loss of which would have a Company Material Adverse Effect, (iii) that has aggregate future sums due from or to the Company or any of its Subsidiaries, taken as a whole, during the period commencing on the date of this Agreement and ending on the 12-month anniversary of this Agreement in excess of $1,000,000 and which is not terminable without material penalty upon not more than 90 days’ notice to the counterparty, (iv) having the effect of providing that the consummation of the Merger or the execution, delivery or effectiveness of this Agreement will give rise under such contract to any increased or accelerated material rights of an employee of the Company or any of its Subsidiaries (including any change of control payment, special bonus, stay bonus, retention bonus, severance payment, or similar compensation that the Company or any of its Subsidiaries has agreed to pay and that becomes due and payable as a result of the consummation of the Merger or the other transactions contemplated hereby, whether due and payable prior to, at or after the Closing (including obligations that are contingent upon both the consummation of the Merger and the occurrence of another event or the passage of time (each, a “Change of Control Obligation”)), (v) involving any joint venture, partnership or similar arrangement; (vi) relating to Indebtedness except for any such agreement (A) with an aggregate outstanding principal amount not exceeding $1,000,000 or (B) between or among any of the Company and its Subsidiaries; (vii) the Material Employment Agreements; (viii) that is entered into in connection with the settlement or other resolution of any Proceeding under which the Company or any of its Subsidiaries has any continuing obligations, liabilities or restrictions that are material to the Company or such Subsidiary, or that involves payment by the Company or any of its Subsidiaries of more than $500,000; (ix) which provide for indemnification by the Company of any officer, director or employee of the Company; (x) containing “standstill” or similar provisions to which the Company is subject and restricted; (xi) the Significant Leases; (xii) that contains an agreement by the Company or any of its Subsidiaries to provide any Person with access to the source code for any Company Products or to provide for the source code for any Company Products to be put in escrow; (xiii) that provides for the development of any Company Products, independently or jointly, by or for the Company or any of its Subsidiaries; (xiv) pursuant to which the Company or any of its Subsidiaries obtains co-location or hosting services in connection with the hosted Company Products; (xv) prohibits the payment of dividends or distributions in respect of the capital stock of the Company or any of its Subsidiaries, prohibits the pledging of the capital stock of the Company or any of its Subsidiaries or prohibits the issuance of guarantees by the Company or any of its Subsidiaries; (xvi) relates to any acquisition by the Company or its Subsidiaries pursuant to which the Company or any of its Subsidiaries has continuing indemnification, “earn-out” or other contingent payment or guarantee obligations; (xvii) entered into with any directors, executive officers (as such term is defined in the Exchange Act) or holder of more than 5% of the Common Stock or any of their Affiliates (other than the Company or any Company of its Subsidiaries) or immediate family members; (xviii) contains any covenant granting “most favored nation” status that, following the Merger, would apply to or be affected by actions taken by Parent, the Surviving Corporation and/or their respective Subsidiaries or Affiliates; (xix) involves any exchange-traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract, or any other interest-rate, commodity price, equity value or foreign currency protection contract; (xx) contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets; and (xxi) any other “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act). Each Company Contract (A) of the type described in Section 3.16(a) of the Disclosure Schedule, whether or not disclosed in response to this Section 3.16(a), or referred to in Section 3.16(b), whether or not provided or publicly filed, and (B) entered into after the date of this Agreement and of the type required to be described in Section 3.16(a) or referred to in Section 3.16(b), whether or not provided or publicly filed, if such Company Contract were in effect as of the date of this Agreement, together with each of the IP Inbound Contracts and IP Outbound Contracts, is referred to herein as a “Material Contract.”

(b) The Company has provided to Parent or publicly filed with the SEC true and complete copies of each Contract referred to in Section 3.16(a). To the Knowledge of the Company, each Material Contract is valid and binding on the Company (and/or each such Subsidiary of the Company party thereto) and is in full force and effect, and neither the Company nor any of its Subsidiaries part thereto, nor, to the Knowledge of the Company, any other party thereto, is in breach of, or default under, any such Material Contract, and no event has occurred that with notice or lapse of time or both would reasonably be expected to (i) constitute such a breach or default thereunder by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto; (ii) give any Person the right to declare a default or exercise any remedy under any Material Contract; (iii) give any Person the right to accelerate the maturity or performance of any Material Contract; or (iv) give any Person the right to cancel terminate or modify any Material Contract. Each Material Contract enforceable against the Company (or its Subsidiaries, as applicable) in accordance with its terms and, to the Knowledge of the Company, against each other party thereto.

Section 3.17 Government Contracts. For purposes of this Agreement, “Government Contracts” means, with respect to or related to the business of the Company, (i) any prime contract, subcontract, letter contract, purchase order or delivery order between the Company or any Affiliate of the Company and any (1) Governmental Entity, (2) any prime contractor performing under a prime Contract with a Governmental Entity, or (3) any subcontractor performing under a prime Contract with any Governmental Entity and (ii) all bids and proposals made by the Company which, if accepted, would lead to any of the foregoing. Except as set forth on Section 3.17 of the Disclosure Schedule, with respect to each Government Contract with an aggregate contract value in excess of $150,000: (i) to the Knowledge of the Company, the Company has complied in all material respects with the terms and conditions of such Government Contract and the requirements of all applicable Laws, (ii) to the Knowledge of the Company, all facts set forth in or acknowledged by the Company or any of its Subsidiaries in any certification, representation or disclosure statement submitted by the Company or any of its Subsidiaries with respect to any Government Contract were current, accurate and complete in all material respects as of the date indicated in such submission or as of such other date as required by the Government Contract, (iii) none of the Company nor any of its Subsidiaries, and, to the Knowledge of the Company, no current employee of the Company or any of its Subsidiaries, has been debarred or suspended from doing business with any Governmental Entity, or threatened with debarment or suspension by any Governmental Entity (or by the relevant contracting official of such entity), or been informed in writing that any actions by the Company or any of its Subsidiaries could result in debarment or suspension by any Governmental Entity, and, to the Knowledge of the Company, no circumstances exist that would warrant the institution of debarment or suspension proceedings against the Company, any of its Subsidiaries or any employee of the Company or any of its Subsidiaries, and (iv) no negative determination of responsibility has been issued or to the Knowledge of the Company, threatened against and provided to the Company or any of its Subsidiaries in writing in connection with any Government Contract.

Section 3.18 Opinion of Financial Advisor. The Company’s financial advisor, Greenhill & Co. (the “Company Financial Advisor”), has delivered to the Board of Directors of the Company its opinion to the effect that, as of the date of this Agreement and subject to the matters and assumptions set forth in its opinion, the Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock pursuant to the Merger Agreement is fair to such holders from a financial point of view. The Company will provide, solely for information purposes, a true, complete and correct copy of such opinion to Parent after receipt thereof in writing by the Company.

Section 3.19 Brokers and Finders. The Company has not entered into any Contract, arrangement or understanding with any person or firm which may result in the obligation of the Company to pay any investment banking fees, finder’s fees, brokerage or agent commissions or other like payments in connection with the Merger, other than fees payable to the Company Financial Advisor and to Credit Suisse Securities (USA) LLC.

Section 3.20 Insurance. The Company Disclosure Schedule contains a list of all material insurance policies maintained by or on behalf of the Company and its Subsidiaries, together with the coverage afforded thereby. To the Knowledge of the Company, all such insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect and will be maintained by the Company and its Subsidiaries in full force and effect as they apply to any matter, action or event relating to the Company or its Subsidiaries occurring through the Effective Time, and the Company and its Subsidiaries have not reached or exceeded their policy limits for any insurance policies in effect at any time during the past five (5) years. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries is in breach or default of any such insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a material breach or default or permit termination or modification of any of such insurance policies. Since January 1, 2012, to the Knowledge of the Company, the Company has not received any written notice or any other written communication regarding any actual or threatened: (i) cancellation or invalidation of any insurance policy; (ii) refusal or denial of any material coverage, material reservation of rights or rejection of any material claim under any insurance policy; or (iii) material adjustment in the amount of premiums payable with respect to any insurance policy.

Section 3.21 Written Consent. The delivery of the Written Consent will constitute the requisite stockholder action to adopt this Agreement under Section 251(c) of the DGCL and is the only approval of the stockholders of the Company necessary to adopt and consummate this Agreement.

Section 3.22 Anti-Bribery and Anti-Money Laundering Compliance.

(a) Neither the Company nor any of the Company’s Affiliates, nor, to the Knowledge of the Company, any agent acting at the direction of the Company or any of its Affiliates has, during all periods for which any applicable statute of limitations has not expired, knowingly provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor knowingly provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official, political party or candidate for government office, for the purpose of:

(i) influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company; or

(ii) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any person.

(b) To the Knowledge of the Company, the Company has been in compliance in all material respects and has, during all periods for which any applicable statute of limitations has not expired, complied with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, as amended, and other applicable foreign laws and regulations relating to anti-money laundering and similar matters.

(c) The Company utilizes controls, procedures and an internal accounting controls system intended to provide reasonable assurances that violations of applicable anti-bribery or anti-money laundering laws or regulations will be prevented, detected and corrected.

(d) For purposes of this Agreement:

(i) “Government Official” shall mean any officer or employee of a Government Authority or any department, agency or instrumentality thereof, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such government, department, agency, or instrumentality or on behalf of any such public organization.

(ii) “Governmental Authority” shall mean any foreign, domestic, federal, territorial, state or local governmental authority of any nature (including any government and any governmental agency, instrumentality, court, tribunal or commission, or any subdivision, department or branch of any of the foregoing) or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

Section 3.23 International Trade Matters. Except as may be set forth on the Disclosure Schedule:

(a) To the Knowledge of the Company, the Company and its Subsidiaries are in compliance with all applicable U.S. Customs & International Trade Laws in all material respects, and at no time in the last five (5) years has the Company or any Subsidiary committed any material violation of U.S. Customs & International Trade Laws, and there are no material unresolved questions or claims concerning any liability of the Company or any Subsidiary with respect to any such Laws.

(b) Without limiting the foregoing, during the last five (5) years, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of U.S. Customs & International Trade Laws.

(c) During the last five (5) years, to the Knowledge of the Company, neither the Company nor any Subsidiary has received any written notice that any products or materials imported by the Company or any Subsidiary, or on behalf of the Company or such Subsidiary where the Company or such Subsidiary is the importer of record, for which final liquidation has not yet occurred, is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by agencies of the United States government.

(d) To the Knowledge of the Company, neither the Company nor any Subsidiary nor any officer or director of the Company, nor any agent acting on behalf of the Company (i) is designated on any U.S. government list of persons prohibited to engage in any activity subject to any applicable U.S. Customs and International Trade Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List, Commerce’s Denied Persons List, the Commerce Entity List, and the U.S. Department of State’s (“State Department”) Debarred List, (ii) nor participated in any unauthorized transaction involving any such designated person or entity, or any country that is subject to U.S. sanctions administered by OFAC, and (iii) nor participated in any export, re-export or transaction connected with any purpose prohibited by U.S. export control and economic sanctions laws, including, without limitation, support for international terrorism and nuclear, chemical or biological weapons proliferation’s Debarred List.

(e) For purposes of this Agreement:

(i) “U.S. Customs and International Trade Laws” shall mean any applicable domestic law, statute, order of a Governmental Authority, regulation, rule, permit, license, directive, ruling, order, decree, ordinance, award, or other decision or requirement, including any amendments, having the force or effect of law, of any arbitrator, court, government or government agency or instrumentality or other Governmental Authority, concerning the importation, exportation, reexportation, or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or deemed exportation, including, but not limited to, the Tariff Act of 1930, as amended, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce (“Commerce”), U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Act of 1979, as amended; the Export Administration Regulations; the Arms Export Control Act, as amended; the International Traffic in Arms Regulations; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”); the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

Section 3.24 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Agreement, Parent and Sub acknowledge that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warrant with respect to the Company, any of its Subsidiaries or their respective businesses or any other matter or with respect to any other information provided or made available to Parent or Sub, and that all such representations and warranties, other than the representations and warranties of the Company expressly contained in this Agreement, are expressly disclaimed. Neither the Company nor any other Person makes any representation or warranty with respect to any such information, including any information, projections, forecasts, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not (i) apply to the Company to the extent the Company makes the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restricts contained herein, or (ii) preclude Parent or Sub from seeking any remedy for fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power. Each of Parent and Sub is a legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its jurisdiction of organization and has all requisite corporate or similar power and authority necessary to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, would not reasonably be expected to prevent or materially delay consummation of the Merger. Prior to the date of this Agreement, Parent has made available to the Company a complete and correct copy of Parent’s and Sub’s organizational documents (which have not been amended since the date on which they were provided to the Company).

Section 4.2 Operations of Sub. All of the issued and outstanding capital stock of Sub is, and at the Effective Time will be, (i) validly issued and outstanding, fully paid and non-assessable and (ii) owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Sub was formed solely for the purpose of effecting the Merger. Sub has not conducted and will not conduct any business prior to the Effective Time and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.3 Authority; Non-Contravention.

(a) Each of Parent and Sub has the requisite corporate or similar power and authority to execute and deliver this Agreement and to consummate the Merger and other transactions contemplated by this Agreement. The execution and delivery of this Agreement by each of Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary action on the part of each of Parent and Sub, respectively. No vote or approval of the stockholders or equityholders of Parent is required in connection with the execution, delivery or performance by Parent and Sub of their obligations hereunder or for the consummation of the Merger. This Agreement has been duly executed and delivered by each of Parent and Sub, as applicable, and (assuming the valid authorization, execution and delivery of this Agreement by the Company) constitutes a legal, valid and binding obligation of Parent and Sub enforceable against Parent and Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and general equity principles. The vote or consent of Parent as the sole stockholder of Sub (which shall have occurred immediately following the execution of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Sub necessary to approve this Agreement and the transactions contemplated hereby.

(b) The execution and delivery of this Agreement does not, and the consummation of the Merger and compliance with the provisions hereof will not, (i) conflict with, or result in any violation of, the organizational documents of Parent, (ii) conflict with, or result in any violation of the organization documents of any of Parent’s Subsidiaries, (iii) result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its Subsidiaries under, any provision of any material Contract to which Parent or any of its Subsidiaries is a party or by which their respective properties and assets are bound, except for any such violation, breach, default or right of termination, cancellation or acceleration or Lien as to which requisite waivers or consents have been obtained or (iv) assuming that the Registrations and Consents set forth in this Section 4.3(b) are duly and timely made or obtained, violate any Law applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clauses (iii) or (iv), any such conflict, violation, default, termination, cancellation, acceleration or Lien that would not, individually or in the aggregate, reasonably be expected to materially impair the ability of Parent and/or Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby.

(c) No Registrations with, or Consents of, any Governmental Entity are required on the part of Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Parent or Sub or are necessary for the consummation by Parent and Sub of the Merger and the other transactions contemplated hereby, except for (i) compliance with and filings under the HSR Act, (ii) compliance with the provisions of Exchange Act and the Securities Act or the rules of any national securities exchange, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (iv) such as may be required in connection with the Taxes described in Section 6.11, and (v) such other Consents or Registrations the failure of which to be obtained or made would not, individually or in the aggregate, materially impair the ability of Parent and Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the transactions contemplated hereby.

Section 4.4 Information Statement. None of the information supplied or to be supplied by Parent or any of its Subsidiaries in writing specifically for inclusion or incorporation by reference in the Information Statement at the time the Information Statement is first mailed to stockholders of the Company will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty with respect to any information supplied by the Company or any of its representatives on its behalf which is contained or incorporated by reference in the Information Statement.

Section 4.5 Availability of Funds.

(a) Parent has provided the Company with true and complete copies of (a) the fully executed commitment letter, dated as of the date hereof, among Sub, Jefferies Finance LLC and Royal Bank of Canada (each, a “Commitment Party” and, together with such Commitment Party’s Affiliates, successors and assigns and each of their officers, directors, employees, affiliates, former, current or future equity holders, members, managers, general or limited partners, partners, controlling parties, advisors, agents and representatives of such Commitment Party and such Affiliates, the “Financing Parties”) (the “Debt Commitment Letter”), regarding the amounts set forth therein for the purposes of financing the Merger and the other transactions contemplated by this Agreement and related fees and expenses (the “Debt Financing”) and (b) the fully executed equity commitment letters, dated as of the date of this Agreement (the “Equity Commitment Letters” and together with the Debt Commitment Letter, the “Commitment Letters”), from each of the parties listed on Schedule 4.5 of the disclosure schedule delivered by Parent to the Company on the date of this Agreement, including any updates to Schedule 4.5 by Parent, in its sole discretion, for any additional syndications after the date hereof (the “Funding Parties”), regarding the proposed cash investments set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”).

(b) The Commitment Letters are in full force and effect as of the date hereof and are the legal, valid and binding obligations of Parent and Sub and, to the Knowledge of Parent, of the other parties thereto, in accordance with the terms and conditions thereof, except that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to the enforcement of creditors’ rights generally and is subject to general principles of equity (regardless of whether considered in a proceeding in equity or at law). None of the Commitment Letters has been amended or modified prior to the date of this Agreement, and, as of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect. There are no conditions precedent or other conditions, side agreements or other arrangements or understandings relating to the funding of the Financing or the terms thereof, other than the terms thereof set forth in the Commitment Letters and except for fee letters with respect to fees, market flex and related arrangements with respect to the Debt Financing (which documents do not relate to the aggregate amount of, conditionality of, or contain any conditions precedent to, the funding of the Debt Financing). Assuming the Commitment Letters are funded, Parent and Sub will have at and after the Effective Time funds sufficient to pay the aggregate Merger Consideration and to pay all fees and expenses relating to the consummation of the Merger and the other transactions contemplated hereby. As of the date hereof, no event has occurred or circumstance exists which would result in any breach or violation of or constitute a default (or an event or circumstance which with notice or lapse of time or both would become a default) by Parent or Sub under the Commitment Letters, and neither Parent nor Sub has any reason to believe that any of the conditions to the Commitment Letters will not be satisfied or that the Commitment Letters will not be available to Parent and Sub on the Closing Date. Parent has fully paid any and all commitment and other fees that have been incurred and are due and payable on or prior to the date hereof in connection with the Commitment Letters and has otherwise satisfied all of the other terms and conditions required to be satisfied pursuant to the terms of the Commitment Letters on or prior to the date hereof, and Parent will pay when due all other commitment fees arising under the Commitment Letters as and when they become payable. Parent and Sub acknowledge that Parent’s and Sub’s obligation to consummate the Merger is not contingent on Parent’s or Sub’s ability to obtain any financing prior to consummating the Merger.

(c) Notwithstanding anything in this Agreement to the contrary, after the date of this Agreement but prior to the Effective Time, any Debt Commitment Letter may be amended, supplemented, modified, or any provision thereof waived or superseded by written amendments to or agreements (in each case, whether by amendment, supplement, modification or superseding agreement, the “Alternative Commitment Letters”) replacing the existing Debt Commitment Letter, if and only if any such amendment, supplement, modification, waiver or replacement: (x) does not reduce (and could not have the effect of reducing) the aggregate amount of the Debt Financing to an amount that would cause Parent and Sub to not have sufficient funds to pay the aggregate Merger Consideration and to pay all fees and expenses relating to the consummation of the Merger and the other transactions contemplated hereby on the Effective Date and (y) does not impose and could not reasonably be expected to impose any new or additional conditions or otherwise expand, amend, or modify any of the conditions to the Debt Financing or that otherwise expands, amends or modifies any provisions in the Debt

Commitment Letter or definitive documents relating thereto in a manner that does or could reasonably be expected to (A) delay or prevent or make less likely the funding of the Financing (or satisfaction of the conditions to the Financing) on the date of the Closing or (B) adversely impact the ability of Parent or Sub to enforce its rights against the other parties to the Debt Commitment Letters or definitive documents relating thereto (including, for the avoidance of doubt, where such risk of failure to fund results from the substitution of alternative lenders ; provided that, subject to compliance with the other provisions of this Section 4.5(c), Parent and Sub may amend the Debt Commitment Letter to add additional lenders, arrangers, bookrunners and agents or to reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto). In such event, (i) the term “Debt Commitment Letter” as used herein shall be deemed to include the Debt Commitment Letters that are not so superseded at the time in question or that are amended, supplemented, modified, or superseded in accordance with this Section 4.5(c) and any Alternative Commitment Letters entered into in accordance with this Section 4.5(c) to the extent then in effect, and (ii) the term “Debt Financing” as used herein shall mean the debt financing contemplated by the Commitment Letters as amended, modified or superseded in accordance this Section 4.5(c). Parent shall (i) deliver to the Company a substantially complete, advance copy of any such amendment, supplement, modification, waiver or replacement at least 24 hours prior to execution (provided, that in no event shall such notice be delivered less than one Business Day prior to execution), and (ii) promptly deliver to the Company true, correct and complete copies of any such amendment, supplement, modification, waiver or replacement following execution.

Section 4.6 Litigation. There is no Proceeding pending or, to the Knowledge of Parent (as defined in Section 9.14), threatened against Parent or any of its Subsidiaries, which, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent or Sub to perform their obligations hereunder or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated hereby. None of Parent or any of its Subsidiaries is subject to any writ, judgment, injunction or decree which, individually or in the aggregate, would reasonably be expected to materially impair the ability of Parent or Sub to consummate the Merger or any of the other transactions contemplated hereby.

Section 4.7 Brokers and Finders. No broker, investment banker or other person, other than the Company Financial Advisor is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Merger and the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

Section 4.8 Labor and Employment Matters. As of the date hereof, neither Parent nor Sub has: (a) entered into any employment agreement with any of the Company’s directors, officers or employees, (b) offered employment to any of the Company’s directors, officers or employees, (c) had discussions with any of the Company’s directors, officers or employees regarding the future terms of their employment after the Closing, or (d) sold, or offered to sell, any direct or indirect equity interest in the Company to any of the Company’s directors, officers or employees.

Section 4.9 Ownership of Shares. As of the date of this Agreement, none of Parent, Sub or their respective Affiliates owns (beneficially or of record) any shares of Common Stock, and none of Parent, Sub or their respective Affiliates is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Common Stock.

Section 4.10 Solvency. Assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger and (ii) the truth and accuracy of the representations and warranties in Article III hereof, after giving effect to the transactions contemplated by this Agreement, the payment of the aggregate Merger Consideration payable to the Securityholders pursuant to Article II, payment of all amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby, and payment of all related fees and expenses, and assuming the Company is Solvent immediately prior to the Effective Time (giving effect to any obligations which may be accelerated as a result of consummation of the Merger and the other transactions contemplated hereby), each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For the purposes of this Agreement, the term “Solvent” when used with respect to any Person, means that, as of any date of determination (a) the amount of the “fair saleable value” of the assets of such Person will, as of such date, exceed (i) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such Person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such Person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (c) such Person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.11 The Guaranty. In respect to the Guaranty, (a) the Guarantor has all limited partnership power and authority to execute, deliver and perform the Guaranty, (b) the execution, delivery and performance of the Guaranty by the Guarantor has been duly and validly authorized and approved by all necessary limited partnership action, and no other proceedings or actions on the part of the Guarantor are necessary therefor, (c) the Guaranty has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against the Guarantor in accordance with its terms, (d) the execution, delivery and performance by the Guarantor of the Guaranty do not and will not (i) violate the organizational documents of the Guarantor, (ii) violate any applicable Law, rule, regulation, decree, order or judgment binding on the Guarantor or its assets, or (iii) result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract or agreement to which Guarantor is a party, and (e) the Guarantor has the financial capacity to pay and perform its obligations under the Guaranty, and all funds necessary for the Guarantor to fulfill its obligation under the Guaranty will be available to the Guarantor for so long as the Guaranty remains in effect.

Section 4.12 No Other Representations and Warranties. Except for the representations and warranties expressly contained in this Agreement, the Company acknowledges that neither Parent, Sub or any other Person on behalf of Parent or Sub makes any other express or implied representation or warrant with respect to Parent, any of its Subsidiaries or their respective businesses or any other matter or with respect to any other information provided or made available to the Company, and that all such representations and warranties, other than the representations and warranties of Parent and Sub expressly contained in this Agreement, are expressly disclaimed. Neither Parent, Sub nor any other Person makes any representation or warranty with respect to any such information, including any information, projections, forecasts, confidential information memoranda or management presentations in expectation of the transactions contemplated by this Agreement, except that the foregoing limitations shall not (i) apply to Parent or Sub to the extent Parent or Sub makes the specific representations and warranties set forth in this Agreement, but always subject to the limitations and restricts contained herein, or (ii) preclude the Company from seeking any remedy for fraud.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by the Company Pending the Merger. Except as otherwise expressly contemplated by this Agreement, as consented to in writing by Parent, as set forth in the Disclosure Schedule or as required by applicable Law, during the period from the date of this Agreement to the earlier to occur of (x) the date of the termination of this Agreement or (y) the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, in all material respects carry on their respective businesses in the ordinary course and, to the extent consistent therewith, use its reasonable best efforts to preserve intact its current business organizations, keep available the services of its current officers and vice presidents and preserve its relationships with customers, suppliers and others having significant business dealings with the Company or any of its Subsidiaries, and use its commercially reasonable efforts to preserve its relationships with its employees. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement or as set forth in the Disclosure Schedule or as required by applicable Law, the Company shall not, and shall cause each of its Subsidiaries not to, without the prior written consent of Parent:

(a) (i) split, subdivide, reclassify, combine, adjust or amend the terms of any of its capital stock (including the Common Stock), (ii) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any shares of capital stock (including the Common Stock), or (iii) repurchase, redeem or otherwise acquire any shares of capital stock (including the Common Stock) or any other securities convertible into or exchangeable or exercisable for any shares of capital stock; provided, however, that (A) the Company may acquire shares of Common Stock in connection with the surrender of shares of Common Stock by holders of Options in order to pay the exercise price thereof, (B) the Company may withhold shares of Common Stock to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (C) the Company may acquire Options and Restricted Stock Awards upon their exercise, settlement or forfeiture, and (D) each wholly-owned Subsidiary of the Company may repurchase, redeem or otherwise acquire shares of its capital stock or other equity interests or securities convertible into or exchangeable or exercisable for any shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge, accelerate, transfer, convey, pledge, accelerate, encumber or dispose of any shares of the Company’s capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares; provided, however, that the Company may issue shares of Common Stock upon exercise of previously granted Options and/or vesting of previously granted Restricted Stock Awards and up to 75,000 shares of Common Stock pursuant to the ESPP in accordance with Section 2.7(d) of this Agreement;

(c) amend the certificate of incorporation or bylaws or other organizational documents of the Company or its Subsidiaries;

(d) merge or consolidate with any other Person, except for any such transactions between wholly-owned Subsidiaries of the Company or between the Company and any of its wholly-owned Subsidiaries;

(e) make any acquisition or agree to make any acquisition (by merger, consolidation, acquisition of equity interests or assets, or otherwise) of any business or any corporation, partnership, limited liability company, joint venture or other business organization or division thereof;

(f) sell, lease, license, transfer or swap, mortgage, hypothecate or otherwise encumber (including securitization), or subject to any Lien other than a Permitted Lien, or otherwise dispose of, or agree to sell, lease license, transfer or swap, mortgage, hypothecate or otherwise encumber (including securitization), or subject to any Lien other than a Permitted Lien or otherwise dispose of, any assets of the Company or any of its Subsidiaries, except sales, dispositions or like-kind replacements of inventory or assets in the ordinary course of business consistent with past practice and pursuant to the exercise of the Company’s or such Subsidiary’s reasonable business judgment, or sub-leases of office space (not to exceed 5,000 sq. ft. and not including the Company’s corporate headquarters in Herndon, Virginia) that the Company or any of its Subsidiaries has vacated;

(g) (i) enter into any new real property leases, or (ii)(x) make any modifications to, (y) assign or sublease any portion of, or (z) terminate, any Lease or the Company’s or its Subsidiary’s, as applicable, interest in any Leased Real Property;

(h) except for inter-company borrowings between or among the Company and/or one or more of its Subsidiaries, incur, assume, guarantee or become obligated with respect to any additional Indebtedness including by way of an issuance or sale of debt securities, or issue or sell options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, enter into any “keep well” or other Contract to maintain any financial statement or similar condition of another person, or enter into any arrangement having the economic effect of any of the foregoing;

(i) except for (i) inter-company borrowings between or among the Company and/or one or more of its Subsidiaries, or (ii) other borrowings not in excess of $1 million in the aggregate, repurchase or repay any Indebtedness;

(j) except as may be required as a result of a change in regulatory accounting standards and practice or in U.S. GAAP, change any of the accounting principles or practices used by the Company that materially affect the reported consolidated assets, liabilities or results of operations of the Company and its Subsidiaries;

(k) waive, settle or compromise any material pending or threatened suit, audit, action or claim, other than waivers, settlements or compromises that involve only the payment of monetary damages by the Company or any of its Subsidiaries, net of insurance, of no more than $250,000 individually and $500,000 in the aggregate;

(l) (i) except as contemplated by this Agreement, terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any Company Stock Plans, Employee Benefit Plans or employment agreements (or any plan or arrangement that would be a Company Stock Plan, Employee Benefit Plan or employment agreement if in existence on the date hereof), enter into any collective bargaining agreement with any labor organization or union, increase the salary, wage, bonus or other compensation of any directors or employee of the Company or any of its Subsidiaries except (A) with respect to employees with a designation or title that is below the level of “Senior Vice President,” increases in compensation in connection with annual performance and salary reviews or upon promotion not to exceed, in the aggregate, 4% of total compensation for such class of employees, (B) payment of annual or quarterly bonuses or non-material increases in benefits, in each case, in the ordinary course of business, (C) for grants of Options and Restricted Stock Awards as permitted under Section 5.1(b), or (D) for transaction bonuses payable to certain employees upon the Closing under the Transaction Bonus Plan in an aggregate amount not to exceed $2,600,000 or (E) to the extent required by applicable Law or by any of the Employee Benefit Plans, Company Stock Plans or employment agreements existing as of the date of this Agreement; (ii) incur any Change of Control Obligation (as defined in Section 3.16(a)) except as contemplated by this Agreement; (iii) hire any Person or promote any Person (A) to be an officer or an employee with a designation of “Vice President” or above, except to fill a vacancy in the ordinary course of business or (B) with an annual base salary in excess of $200,000, other than Persons hired (x) to replace employees who are no longer with the Company or its Subsidiaries, or (y) to fill vacancies created by employee promotions; or (iv) make or forgive any loan to employees or directors (other than making advances of reasonable travel and other business expenses in the ordinary course of business).

(m) make any material Tax election, change any material Tax accounting method or take any material position on any material Tax Return that is inconsistent with elections made or positions taken in preparing or filing similar Tax Returns in prior periods, amend any material Tax Returns, settle or compromise any material Tax liability, enter into any closing agreement or settle or compromise any claim or assessment with respect to a material amount of Taxes, or agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes;

(n) authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation or dissolution, restructuring, recapitalization or other reorganization of the Company or any Subsidiary of the Company;

(o) make or commit to any capital expenditures or any obligations or liabilities in respect thereof other than (x) leasehold improvements made to the Makati, Philippines facility, and (y) otherwise, in excess of $500,000 in the aggregate;

(p) modify, amend, or terminate any Material Contract or enter into any contract that would be a Material Contract if entered into prior to the date hereof, or waive or assign any of its rights or claims under a Material Contract or contract that would be a Material Contract if entered into prior to the date hereof, in each case except in the ordinary course of business consistent with past practice (including customer contracts);

(q) enter into any agreement, understanding, or commitment that restrains, limits or impedes the Company’s or any of its Subsidiaries’ ability to compete with or conduct any business or line of business, including geographic limitations on the Company’s or any of its Subsidiaries’ activities;

(r) enter into any collective bargaining agreement or enter into any substantive negotiations with respect to any collective bargaining agreement, except as required by applicable Law;

(s) fail to maintain and protect, or abandon, allow to lapse, expire or be cancelled any registration or application for registration for, material Company Owned Intellectual Property, or knowingly disclose to any Person not an employee of, or consultant or advisor to, the Company or any of its Subsidiaries bound by a signed written agreement containing confidentiality obligations to the Company or such Subsidiary, or otherwise knowingly disclose any trade secret, process, or know-how not a matter of public knowledge prior to the date of this Agreement, except pursuant to judicial order or process or commercially reasonable disclosures in the ordinary course of business consistent with past practice made under an existing contract or agreement containing confidentiality obligations for the benefit of the Company or its Subsidiary, as applicable;

(t) communicate with employees of the Company or any of its Subsidiaries regarding the future compensation, benefits or other treatment that they will receive following the Closing of the Merger, unless (i) any such communication is consistent with prior directives or documentation provided to the Company by Parent (in which case, Parent shall provide the Company with prior notice of, and the opportunity to review and comment upon, any such communication), (ii) any such communication addresses any employee’s right to receive Merger Consideration pursuant to Section 2.1 or any employee’s treatment of his or her equity awards under Section 2.7, or (iii) any such communication addresses any employee in their capacity as a Stockholder of the Company;

(u) take any action which the Company would reasonably expect to result in any of the conditions to the Merger set forth in Article VII not being satisfied or that would reasonably be expected to prevent, delay or impair the ability of the Company to consummate the Merger;

(v) terminate the employment of any executive officer of the Company, other than for good reason or for reasonable cause;

(w) enter into any new line of business outside of the existing business segments;

(x) implement any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act of 1988, or any similar foreign, state, or local law, regulation, or ordinance;

(y) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor, in each case other than in the ordinary course of business consistent with past practice; or

(z) agree in writing, or otherwise, to take any of the foregoing actions.

Section 5.2 Control of the Company’s Operations. Without in any way limiting any party’s rights or obligations under this Agreement (including without limitation Section 5.1), the parties understand and agree that (i) nothing contained in this Agreement shall give Parent or Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time, and (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Information Statement.

(a) As promptly as reasonably practicable following the date of this Agreement (and in any event within ten (10) days of the date of this Agreement), the Company shall, with the assistance (not to be unreasonably withheld, delayed, or conditioned) of Parent, prepare and file with the SEC a written information statement of the type contemplated by Rule 14e-2 of the Exchange Act containing the information specified in Schedule 14C under the Exchange Act and concerning the Written Consent, the Merger and the other transactions contemplated by this Agreement (the “Information Statement”). The Company shall provide Parent with a reasonable opportunity to review and comment on the Information Statement prior to filing. The Company shall use reasonable best efforts as promptly as reasonably practicable (and after consultation with, and the assistance of, Parent (not to be unreasonably withheld, delayed or conditioned)) to respond to any comments made by the SEC with respect to the Information Statement. The Company shall provide Parent with a reasonable opportunity to review and comment on any responses to comments from the SEC on the Information Statement or any amendments or supplements to the Information Statement prior to the filing of such responses, amendments or supplements. The Company shall use reasonable best efforts to cause the Information Statement (substantially in the form last filed and/or cleared) to be filed with the SEC in definitive form as contemplated by Rule 14c-2 under the Exchange Act and then to be mailed to the stockholders of the Company as promptly as practicable, and in any event within five (5) days after the latest of (i) confirmation from the SEC that it has no further comments on the Information Statement, (ii) confirmation from the SEC that the Information Statement is otherwise not to be reviewed or (iii) expiration of the 10-day period after filing in the event the SEC does not review the Information Statement (the “SEC Clearance Date”).

(b) Parent shall use reasonable best efforts to cooperate with the Company in the preparation of the Information Statement. Without limiting the generality of the foregoing, each of Parent and Sub shall furnish to the Company the information relating to it and its Affiliates required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Information Statement or that is customarily included in information statements prepared in connection with transactions of the type contemplated by this Agreement.

(c) If, at any time prior to the Effective Time, any information relating to Parent or the Company or any of their respective Affiliates is discovered by Parent or the Company that should be set forth in an amendment or supplement to the Information Statement so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party discovering this information shall, as promptly as reasonably practicable, notify the other parties to this Agreement and, to the extent required by Law, Parent and the Company shall cause an appropriate amendment or supplement describing this information, as promptly as reasonably practicable, to be filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company.

(d) Notwithstanding any Adverse Recommendation Change or the receipt of any Acquisition Proposal, the Company shall comply with its obligations under Section 6.1(a) and use its reasonable efforts to cause the Information Statement to be filed with the SEC in definitive form and then to be mailed to the stockholders of the Company as promptly as practicable.

Section 6.2 Directors’ and Officers’ Indemnification.

(a) From and after the Closing, Parent and the Surviving Corporation will, to the fullest extent permitted by applicable Law, honor all of the Company’s obligations to indemnify, defend and hold harmless (including any obligations to advance funds for expenses) the current and former directors, officers and employees of the Company and its Subsidiaries against all judgments, fines, losses, claims, damages and liabilities arising out of acts or omissions by any such individuals in their capacities as such for their service to the Company at and prior to the Effective Time to the maximum extent that such obligations of the Company and its Subsidiaries exist on the date of this Agreement, including the negotiation, execution, adoption and approval of this Agreement, the Merger and the other transactions contemplated by this Agreement or arising out of or pertaining to the transactions contemplated by this Agreement. Without limiting the foregoing, Parent and the Surviving Corporation and its Subsidiaries (and their successors) shall maintain for a period of not less than six (6) years from and after the Effective Time provisions in their certificates of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Company’s and its Subsidiaries’ former and current officers, directors, and employees (each, an “Indemnified Party”) that are no less favorable to those persons than the provisions of the certificate of incorporation, bylaws and other organizational documents of the Company and its Subsidiaries in effect as of the date hereof, and such provisions shall not be amended, repealed or otherwise modified in any manner adverse to such Indemnified Party, except as required by applicable Law or except to make such provisions more favorable to those persons. Parent shall assume, be jointly and severally liable for, and honor, guaranty and stand surety for, and shall cause the Surviving Corporation to honor, in accordance with their respective terms each of the covenants contained in this Section 6.2.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain in effect, without any lapse in coverage, the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries (provided that the Surviving Corporation may purchase and substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the directors and officers than the current policies) for a claims-reporting or discovery period of at least such six (6) year period with respect to matters arising on or before the Effective Time; provided, however, that (i) in lieu of the purchase of such insurance by the Surviving Corporation, the Surviving Corporation may purchase a six (6) year extended reporting period endorsement under its existing directors’ and officers’ liability insurance coverage effective for claims asserted for the full six (6) year period referred to above and (ii) during this period, Parent shall not be required to procure any coverage in excess of the amount that can be obtained for the remainder of the period for an annual premium of 300% of the current annual premium paid by the Company for its existing coverage.

(c) The Surviving Corporation and Parent shall pay all reasonable expenses, including reasonable attorneys’ fees and expenses that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 6.2 as such fees are incurred (but in no event less than monthly) upon the written request of any Indemnified Party.

(d) Each Indemnified Party shall, at the cost and expense of Parent, reasonably cooperate with Parent and the Surviving Corporation in the defense of any Proceeding for which indemnification may be sought pursuant to this Section 6.2 and shall furnish, at the cost and expense of Parent, or cause to be furnished records, documents, information and testimony, as may be reasonably requested by Parent in connection therewith.

(e) In the event of any Proceeding for which indemnification may be sought pursuant to this Section 6.2, at the Effective Time, Parent will have the right to control the defense thereof; provided, that any Indemnified Party may participate in such defense with counsel retained by such Indemnified Party reasonably satisfactory to Parent.

(f) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or any other organizational documents of the Company or any of its Subsidiaries, any other indemnification arrangement in existence as of the date of this Agreement, the DGCL or otherwise. The provisions of this Section 6.2 shall survive the consummation of the Merger and are expressly intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and shall be binding on Parent, the Surviving Corporation and their respective successors and assigns.

(g) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other corporation or entity and is not the continuing or surviving corporation or entity of the consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation, as applicable, assume all of the obligations set forth in this Section 6.2.

Section 6.3 No Solicitation.

(a) Subject to Sections 6.3(b) and 6.3(e), (i) the Company and its Subsidiaries shall, and shall cause each of their respective directors, officers, employees, Affiliates, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) to, immediately cease any discussions or negotiations with any Persons that may be ongoing as of the date of this Agreement with respect to an Acquisition Proposal, (ii) neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their respective Representatives to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by providing information in a manner designed to knowingly encourage) the submission of any Acquisition Proposal, (B) enter into or participate in any discussions or negotiations with, or furnish any confidential information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, any Third Party for the purpose of knowingly facilitating or encouraging (or which could reasonably be expected to facilitate or encourage) an Acquisition Proposal, (C) grant any waiver, amendment or release under any standstill or confidentiality agreement or Takeover Statute, or (D) approve, endorse or enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or any proposal or offer that is intended to lead to an Acquisition Proposal or requires the Company to abandon this Agreement (an “Alternative Acquisition Agreement”) and (iii) neither the Board of Directors of the Company nor any committee thereof shall (A) adopt, approve or recommend or propose to adopt, approve or recommend (publicly or otherwise) an Acquisition Proposal, (B) fail to publicly recommend against any Acquisition Proposal to the extent the Acquisition Proposal remains outstanding, or (C) fail to recommend against any Acquisition Proposal subject to Regulation 14D under the Exchange Act in a Solicitation/Recommendation Statement on Schedule 14D-9 under the Exchange Act within ten Business Days after the commencement of such Acquisition Proposal (any action described in the foregoing clauses (A) through (C), an “Adverse Recommendation Change”); provided, however, that, for the avoidance of doubt, none of (1) the determination by the Board of Directors that an Acquisition Proposal constitutes a Superior Proposal, (2) the disclosure by the Company of such determination or (3) the delivery by the Company of the notice required by the last sentence of this Section 6.3 shall constitute an Adverse

Recommendation Change). In addition, and except as permitted by this Section 6.3, the Company and its Subsidiaries shall, and the Company shall instruct and cause its and its Subsidiaries’ Representatives to, cease immediately any existing discussions or negotiations regarding any Alternative Proposal. With respect to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with which such discussions or negotiations have been terminated, the Company shall use reasonable efforts to promptly require such Person or group to promptly return or destroy, in accordance with the terms of the applicable confidentiality agreement, any non-public information furnished by or on behalf of the Company.

(b) Notwithstanding Section 6.3(a), if on or prior to 5:00 p.m. New York City time on September 15, 2012, the Company or any of its Representatives has received a bona fide written Acquisition Proposal from an unaffiliated Third Party, which was not initiated or solicited in breach of this Section 6.3, then, on or prior to 11:59 p.m. (New York City time) on September 25, 2012, the Company, directly or indirectly through its Representatives, may (i) engage in negotiations or discussions with such Third Party and its Representatives and (ii) furnish to such Third Party or its Representatives non-public information relating to the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement, provided that the Company shall make available to Parent any material non-public information relating to the Company or its Subsidiaries that is made available to such Third Party which was not previously made available to Parent prior to or substantially concurrently with the time it is made available to such Third Party; provided, however, that prior to taking any action described above in this Section 6.3(b), (A) the Board of Directors of the Company shall determine in good faith, after consultation with outside legal counsel, that the failure to take such action would be reasonably likely to violate its fiduciary duties to the holders of Company Stock under applicable Law and (B) the Board of Directors of the Company shall determine in good faith, based on the information then available and after consultation with its independent financial advisor and outside legal counsel, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to result in a Superior Proposal. Without modifying the generality of the foregoing, in making such determinations the Board of Directors of the Company shall take into consideration, among other factors: (x) whether such Third Party is reasonably likely to have adequate sources of financing or adequate funds to consummate such Acquisition Proposal and (y) whether such Third Party has given reasonable assurances that it will not propose obtaining financing or stockholder approval of such Third Party’s stockholders as a condition to its obligation to consummate such Acquisition Proposal. The Company shall provide any commercially sensitive non-public information to any competitor in connection with the actions contemplated by this Section 6.3(b) in a manner consistent with the Company’s past practice in dealing with the disclosure of such information in the context of competition sensitive Acquisition Proposals. The Company shall require any Person submitting an unsolicited Acquisition Proposal to provide a form of definitive agreement and, if they propose to use a revised version of this Agreement, that marks any proposed changes to the terms of this Agreement.

(c) Nothing contained in this Section 6.3 shall be deemed to prohibit the Company or its Board of Directors from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders) or (ii) making any “stop-look-and-listen”

communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided, however, the Company shall not effect or disclose pursuant to such rules or otherwise a position which constitutes an Adverse Recommendation Change unless specifically permitted by this Section 6.3.

(d) The Company shall notify Parent promptly (and, in any event, within 48 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, which notice shall identify the Third Party making, and the material terms and conditions of, any such Acquisition Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and the Company shall keep Parent reasonably informed on a prompt basis of any material developments, discussions or negotiations regarding any Acquisition Proposal (including any amendments thereto and any change in the Company’s intentions as previously notified) and shall provide copies of all correspondence and other written materials sent or provided to the Company or any of its Representatives relating to any such material developments, discussions or negotiations.

(e) The Board of Directors of the Company shall not (i) make an Adverse Recommendation Change in response to an Acquisition Proposal or (ii) terminate this Agreement pursuant to Section 8.1(f)) to enter into an Alternative Acquisition Agreement with respect to such Acquisition Proposal, unless (A) the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal, (B) the Board of Directors of the Company has determined in good faith, after consultation with its financial advisor and outside legal counsel, that failure to do so would be reasonably likely to violate its fiduciary obligations under applicable Law, (C) the Company shall have complied with its obligations under this Section 6.3 with respect to such Superior Proposal, (D) the Company promptly notifies Parent in writing, at least three Business Days before taking such action, of the determination of the Board of Directors of the Company that such Acquisition Proposal constitutes a Superior Proposal and of its intention to take such action, attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the Third Party making such Superior Proposal and, during such three Business Day period, the Company shall, and shall use its reasonable best efforts to cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement, which adjustments shall be evidenced by an offer to amend this Agreement that would, upon the Company’s acceptance, be binding on Parent and Sub, and (if applicable) the Financing Commitment Letters and/or the Guaranty, so that such Acquisition Proposal would cease to constitute a Superior Proposal (it being understood and agreed that any material amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this Section 6.3(e)).

(f) The Company agrees that in the event any of its Representatives takes any action which, if taken by the Company, would constitute a breach of this Section 6.3, then the Company shall be deemed to be in breach of this Section 6.3.

(g) As used in this Agreement:

(i) “Acceptable Confidentiality Agreement” means a confidentiality agreement that contains provisions that are no less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (as defined in Section 6.4);

(ii) “Acquisition Proposal” means any bona fide inquiry proposal or offer from any Third Party relating to any (A) acquisition of assets of the Company and its Subsidiaries (including securities of Subsidiaries, but excluding sales of assets in the ordinary course of business) equal to 20% or more of the Company’s consolidated assets or to which 20% or more of the Company’s revenues on a consolidated basis are attributable, (B) acquisition of 20% or more of the outstanding Common Stock, (C) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of the outstanding Common Stock (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; in each case, other than the transactions contemplated by this Agreement or (E) any other transaction the consummation of which would reasonably be expected to interfere with or prevent the Merger;

(iii) “Superior Proposal” means a bona fide, written Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries that the Board of Directors of the Company determines in good faith by a majority vote, after consultation with its financial advisor and outside legal counsel, and after taking into consideration, among other things, all of the material terms, conditions, impact and all material legal, financial, regulatory and other aspects of such Acquisition Proposal and this Agreement, including financing, regulatory approvals, shareholder litigation, identity of the Third Party making the Acquisition Proposal (including whether stockholder approval of such Third Party is required), and breakup fee and expense reimbursement provisions, that such Acquisition Proposal would be, if consummated, more favorable to the holders of Company Stock (in their capacity as such) than the Merger (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.3(e));

(iv) “Takeover Statute” shall mean the provisions of Section 203 of the DGCL, a rights agreement or “poison pill” arrangement and any other takeover, anti-takeover, moratorium, “fair price,” “control share,” or similar Law; and

(v) “Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent or the Company (or any of their respective Affiliates).

Section 6.4 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, (i) afford to Parent, and to Parent’s officers, employees, accountants, counsel, financial advisors and other representatives, upon reasonable notice, reasonable access during normal business hours during the period prior to the Effective Time to all their respective employees, agents, properties, books, Contracts, commitments and records; provided, however, that (a) such access shall not unreasonably disrupt the Company’s operations, (b) such access will comply with all applicable Laws and all applicable real property leases regarding the premises and shall not include any intrusive testing or environmental sampling of any kind, and (c) no such access shall affect or be deemed to qualify, modify or limit any representation, warranty, covenant or agreement of the parties under this Agreement and (ii) furnish promptly such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of the Company and its Subsidiaries as Parent or its Representatives may reasonably request. Upon request of Parent, a representative from the Company shall meet with representatives of Parent as soon as practicable after the close of every calendar month for a period beginning as of the date of this Agreement and ending at the Effective Time, to discuss the financial results of the Company for such calendar month. Notwithstanding anything to the contrary in this Section 6.4, the Company shall not be required to provide any access or information which (i) it reasonably believes it may not provide Parent or Sub by reason of applicable Law (including antitrust, security and/or privacy Laws), (ii) constitutes information protected by attorney/client privilege, (iii) upon the advice of the Company’s outside legal counsel would result in a breach of a Contract to which the Company or any of its Subsidiaries is bound, or (iv) is related to the Company’s sale process. The parties will use reasonable efforts, if legally permitted, to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. All information exchanged pursuant to this Section 6.4 shall be subject to the confidentiality agreement dated May 4, 2012 (the “Confidentiality Agreement”), between the Company and Thoma Bravo, LLC.

Section 6.5 Reasonable Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger. In furtherance of the foregoing, (i) the Company shall use commercially reasonable efforts to, and shall cause its Subsidiary Deltek Danmark A/S to use its commercially reasonable efforts to, obtain a written consent to the Merger and related transaction from the licensor under each of the contracts specified in Section 6.5(a) of the Disclosure Schedule, (ii) each of the parties shall use their reasonable best efforts to (a) the obtaining of all Consents and the making of all Registrations specified in Section 3.3(c) and Section 4.3(c) and the taking of all reasonable steps as may be necessary to obtain such Consents and to make such Registrations, (b) the obtaining of all other necessary consents, approvals or waivers from third parties, (c) the defending of any lawsuits or other Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (d) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement; provided, however, that the obligations set forth in this sentence shall not be deemed to have been breached as a result of actions taken by the Company expressly permitted under Section 6.3. Notwithstanding the foregoing, neither Parent or Sub, on the one hand, and the Company and its Subsidiaries, on the other hand, shall be obligated to amend or waive the provisions of any Contract, or to pay any consent or similar fees or payments unless such action is conditioned upon the consummation of the Merger. Without limiting the foregoing, none of the parties shall take or agree to take any action that would reasonably be expected to result in any of the conditions set forth in Article VII not being satisfied or to delay or prevent consummation of the Merger or the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, each of Parent and the Company undertakes and agrees to file as soon as practicable, and in any event prior to ten (10) days after the date hereof, a Notification and Report Form under the HSR Act with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”). Each of Parent and the Company shall (i) respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division for additional information or documentation and to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters, and (ii) not extend any waiting period under the HSR Act or enter into any agreement with the FTC or the Antitrust Division not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed). Parent shall use its reasonable best efforts to avoid or eliminate impediments under any antitrust, competition, or trade regulation law that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity with respect to the Merger so as to enable the consummation thereof as promptly as reasonably practicable and shall defend through litigation on the merits any claim asserted in any court by any party, including appeals. The Company shall agree if, and solely if, requested by Parent, to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services, assets, properties, products, product lines, or rights of the Company or any of its Subsidiaries, or any interest therein; provided, however, that any such action shall be conditioned upon the consummation of the Merger and the transactions contemplated hereby. Each party shall (i) promptly notify the other party of any material communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Entity and, subject to applicable Law, permit the other party to review in advance any proposed written communication to any of the foregoing, (ii) to the extent practicable, not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Merger unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat, and (iii) furnish the other party with copies of all correspondence, filings, and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity or members of their respective staffs on the other hand, with respect to this Agreement and the Merger or any filings, investigation or inquiry concerning this Agreement and the Merger.

Section 6.6 Benefit Plans.

(a) For the period beginning on the Effective Time and ending not less than twelve (12) months following the Effective Time, Parent agrees to cause the Surviving Corporation (i) to at least maintain the base salary or base wages and non-equity based target incentive compensation of the employees of the Company and its Subsidiaries in the United States (and, subject to the last sentence of this Section 6.6(a), outside of the United States) who are employed by the Company and its Subsidiaries immediately following the Closing Date and remain so employed during such period (the “Continuing Employees”), and (ii) to either (x) at least maintain the Employee Benefit Plans and Foreign Plans (in each case, other than equity-based benefits) in effect on the date of this Agreement or (y) to provide employee benefits (other than equity-based benefits) to Continuing Employees that are substantially comparable in the aggregate to those provided under the Employee Benefit Plans or Foreign Plans, as applicable, on the date of this Agreement, but excluding from such comparability requirement all equity-based compensation and benefits, change in control arrangements. With respect to any Continuing Employees based outside of the United States, the Surviving Corporation’s obligations under this Section 6.6(a) shall be modified to the extent necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such employees are based.

(b) In addition to the agreement set forth in Section 6.6(a), from and after the Effective Time, Parent shall cause the Company or the Surviving Corporation, as applicable, to honor the obligations of the Company and its Subsidiaries under the Employee Benefit Plans and the Material Employment Agreements in accordance with their respective terms (as in effect on the date of this Agreement), and the Company or the Surviving Corporation, as applicable, shall perform the obligations of the Company and its Subsidiaries under such Employee Benefit Plans and Material Employment Agreements, including, without limitation, the Company’s severance, retention, change in control and bonus plans and policies, provided that for purposes of this provision, the words “in an amount or having a value in excess of $250,000 per year or $1,000,000 in the aggregate” in the definition of Material Employment Agreement will not be given effect. In addition, the Surviving Corporation shall assume the obligations of the Company under all existing indemnification agreements between the Company and its directors, officers and employees.

(c) To the extent that Continuing Employees become eligible to participate in any employee benefit plan, program or arrangement maintained by Parent or any of its Subsidiaries (including any severance plan), then for purposes of determining eligibility to participate, vesting, and benefit computation (but not for purposes of early retirement subsidies or benefit accrual under a defined benefit pension plan or for any purpose under any equity-based plan or management incentive compensation arrangement), service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries to the same extent that such service was taken into account by the Company and its Subsidiaries under any analogous Employee Benefit Plan; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits or compensation. In addition, Parent shall use commercially reasonable efforts to take such action as may be necessary so that all health benefit plans in which Continuing Employees are eligible to participate in the plan year in which the Effective Time occurs shall waive any pre-existing conditions, actively-at-work exclusions and waiting periods with respect to participation by and coverage of such employees in the plan year in which the Effective Time occurs, and shall use commercially reasonable efforts to provide that any expenses, co-payments, and deductibles paid or incurred on or before the Effective Time by or on behalf of any such employees shall be taken into account under applicable Parent health benefit plans in the plan year in which the Effective Time occurs for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions.

(d) Nothing contained in this Section 6.6, express or implied, (i) is intended to confer upon any Person (including any Continuing Employee) any right to employment or continued employment or any particular term or condition of employment, or shall constitute an establishment of any benefit or compensation plan, program, agreement, contract or arrangement, (ii) shall be construed to limit the ability of Parent or any of its Affiliates (including, following the Effective Time, the Company or any of its Subsidiaries) to amend, modify or terminate any benefit or compensation plan, program, agreement, contract or arrangement at any time assumed, sponsored , maintained or contributed to by any of them, or (iii) is intended to confer upon any Person (including any Continuing Employee) any rights or remedies of any nature whatsoever (including any third-party beneficiary rights under this Agreement) under or by reason of this Section 6.6.

Section 6.7 Fees and Expenses.

(a) Except as otherwise provided by this Agreement, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) Company Termination Fee. Subject to Section 6.7(d), the Company agrees to pay Parent a fee equal to $32,100,000 (the “Company Termination Fee”) less the amount of any Parent Expenses previously paid to Parent pursuant to Section 6.7(f), if any, if:

(i) this Agreement is terminated by (x) Parent pursuant to Section 8.1(d) or (y) the Company pursuant to Section 8.1(f) (Superior Proposal) (the fee shall be payable at the time of termination); or

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(c) (Company Breach) or Section 8.1(e) (Information Statement) or by either Parent or the Company pursuant to Section 8.1(b)(i) (Termination Date), and, in all such cases, after the date hereof, an Acquisition Proposal (which, for purposes of this Section 6.7(b)(ii), shall have the meaning set forth in the definition of Acquisition Proposal contained in Section 6.3(g), except that all references to 20% shall be deemed references to “50%”) for the Company had been made publicly (other than by Parent or its Affiliates) and within twelve (12) months after such termination the Company has entered into a definitive agreement relating to an Acquisition Proposal for the Company (in each case, the fee shall be payable within two (2) Business Days after Company has entered into a definitive agreement relating to an Acquisition Proposal).

(c) Expense Reimbursement. In the event this Agreement is terminated pursuant to Section 8.1(c) (Company Breach) under circumstances in which the Company Termination Fee is not then payable pursuant to Section 6.7(b), then the Company shall, following receipt of an invoice therefor, promptly (in any event within two (2) Business Days) pay up to $2,000,000 of Parent’s reasonable and documented out-of-pocket fees and expenses (including legal fees and expenses) incurred by Parent and its Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement (including the Financing) (the “Parent Expenses”), by wire transfer of same day funds to one or more accounts designated by Parent; provided, however, that the existence of circumstances which could require the Company Termination Fee to become subsequently payable by the Company pursuant to Section 6.7(b) shall not relieve the Company of its obligations to pay the Parent Expenses pursuant to this Section 6.7(c); and provided, further, that the payment by the Company of Parent Expenses pursuant to this Section 6.7(c) shall not relieve the Company of any subsequent obligation to pay the Company Termination Fee pursuant to Section 6.7(b) except to the extent set forth indicated in Section 6.7(b).

(d) Parent Termination Fee. In the event (A) the Company terminates this Agreement pursuant to Section 8.1(g) (Parent Breach) (but only if the failure to satisfy the condition specified therein results from an intentional breach by Parent or Sub of any of their respective representations, warranties, covenants or agreements contained herein) or (B) the Company terminates this Agreement pursuant to Section 8.1(i), Parent and Sub shall pay the Parent Termination Fee to the Company. Parent and Sub shall pay or cause to be paid the Parent Termination Fee to the Company promptly and in any event within two (2) Business Days following such termination, by wire transfer of same day funds to one or more accounts designated by the Company. “Parent Termination Fee” means a fee equal to $59,600,000. Notwithstanding the foregoing, and without limiting the Company’s right to seek specific performance under Section 9.3(b) before demanding payment of the Parent Termination Fee, the Company’s right to receive the Parent Termination Fee pursuant to this Section 6.7(d) shall be of no further force or effect if the Company makes any demand or claim for damages suffered as a result of (i) the failure of the Merger to be consummated or (ii) a breach or failure to perform hereunder under the Equity Commitment Letters or otherwise in any suit, proceeding or other cause of action against any member of the Parent Group, other than for the payment of the Parent Termination Fee from Parent or the Guarantor. “Parent Group” shall mean, collectively, Parent, Sub, the Funding Parties, or any of their respective former, current or future directors, officers, employees, agents, general or limited partners, managers, members, shareholders, Affiliates or assignees or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, shareholder, Affiliate or assignee of any of the foregoing. Parent has delivered the Guaranty to the Company in full support of the Parent Termination Fee payment obligation.

(e) The fee payable pursuant to this Section 6.7 shall be made by wire transfer of same day funds. The Company acknowledges that the agreements contained in this Section 6.7 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 6.7, and, in order to obtain such payment, Parent or Sub commences a suit which results in a binding nonappealable judgment rendered by a court of competent jurisdiction against the Company for the fee set forth in this Section 6.7, the Company shall pay to Parent or Sub its reasonable documented costs and expenses (including reasonable attorneys’ fees) in connection with such suit.

(f) Parent and Sub agree that, except as provided in Section 9.3, in the event the payment provided for in Section 6.7(b) is paid to Parent, Sub or their designees, such payment shall be the sole and exclusive remedy of Parent and Sub against the Company and its Representatives for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby and such remedy shall be limited to the aggregate of the sums stipulated in Section 6.7(b). If Parent becomes obligated to pay the Parent Termination Fee pursuant to Section 6.7(d), the Company agrees that its right to receive the Parent Termination Fee from Parent or from Guarantor pursuant to the Guaranty shall be the sole and exclusive remedy against Parent and the Parent Group and, upon payment of the Parent Termination Fee, neither Parent nor any member of the Parent Group shall have any liability or obligation to the Company relating to or arising out of this Agreement or the negotiation, execution or performance hereof or the transactions contemplated hereby. In no event shall the Company be required to pay to Parent more than one termination fee pursuant to Section 6.7(b). In no event shall Parent be required to pay the Company more than one Parent Termination Fee pursuant to Section 6.7(d).

Section 6.8 Public Announcements. The initial press release with respect to this Agreement, the Merger and the other transactions contemplated hereby shall be a joint release mutually agreed upon by the Company and Parent. Thereafter, Parent and Sub, on the one hand, and the Company, on the other hand, shall use reasonable efforts to consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other transactions contemplated by this Agreement and, unless it has made reasonable efforts to do the foregoing, shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

Section 6.9 Sub. Parent will take all action necessary (a) to cause Sub to perform its obligations under this Agreement to consummate the Merger on the terms and subject to the conditions set forth in this Agreement and (b) to ensure that, prior to the Effective Time, Sub shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.

Section 6.10 Financing; Cooperation.

(a) Each of Parent and Sub shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and consummate the Financing as soon as reasonably practicable on the terms and conditions described in the Commitment Letters, including using reasonable best efforts to (i) maintain in full force and effect the Commitment Letters, (ii) negotiate and enter into definitive agreements (including “market flex” terms and conditions) with respect thereto on the terms and conditions contained in the Debt Commitment Letter, (iii) comply with and satisfy all terms, covenants and conditions to funding set forth in the Debt Commitment Letter and any definitive documents related to the Financing and the Equity Commitment Letters at or prior to the Closing, (iv) enforce its rights under the Commitment Letters and (v) consummate the Financing at or prior to the Effective Time. Neither Parent nor Sub shall terminate any Commitment Letter or reduce the amount of the Financing available thereunder. Parent will furnish true, correct and complete copies of all such material definitive agreements relating the Financing to the Company promptly upon their execution if prior to the Effective Date.

(b) Parent shall keep the Company informed with respect to all material activity concerning the status of the Financing and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two (2) Business Days, if at any time (i) any of the Commitment Letters shall expire or be terminated for any reason, (ii) any financing source that is a party to any Commitment Letter notifies Parent that such source no longer intends to provide financing to Parent on the terms set forth therein, (iii) any actual or potential breach, default, termination or repudiation by any party to the Commitment Letters or definitive agreements relating to the Commitment Letter or any material dispute or disagreement between or among the parties to the Commitment Letters or definitive agreements relating to the Commitment Letters with respect to the obligation to fund the Financing or the amount of the Financing to be funded at Closing, or (iv) for any reason Parent or Sub no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms or within the timing described therein. Parent shall not, and shall cause Sub not to, amend, supplement, waive or otherwise modify or replace, or agree to amend, supplement, waive or otherwise modify or replace, the Commitment Letters in any manner prohibited by Section 4.5(c). Upon any such amendment, supplement, waiver or modification or replacement of the Commitment Letters in accordance with Section 4.5(c) and this Section 6.10(b), the term “Commitment Letters” shall mean the Commitment Letters as so amended, supplemented or modified or replaced.

(c) The Company shall use its reasonable best efforts to, and shall cause each of its Subsidiaries to use their reasonable best efforts to, and shall use its reasonable best efforts to cause its Representatives to use their reasonable best efforts to, provide all cooperation that is customary in connection with the arrangement of the Debt Financing as may be reasonably requested in writing by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) participation in a reasonable number of meetings, due diligence sessions, lender presentations and sessions with rating agencies, (ii) assisting with the preparation of materials for rating agency presentations, bank information memoranda and similar documents required in connection with the Debt Financing (collectively, the “Offering Materials”) and the Company agrees that Parent and the Financing Parties shall be permitted to include any logos of the Company or any of its Subsidiaries in the Offering Materials, (iii) furnishing Parent and its debt financing sources (including the Financing Parties) with such pertinent and customary information regarding the Company and its Subsidiaries, including information required under “know your customer” and anti-money laundering rules and regulations, all financial statements and projections and other pertinent information required by the Debt Commitment Letter, in each case reasonably requested in writing by Parent (other than information for which the Company is dependent on information to be provided by Parent to the Company to prepare such financial statements or projections or other information unless such information is provided to the Company by Parent in a timely and reasonable fashion) (all such information in this clause (iii), the “Required Information”), (iv) obtaining legal opinions as reasonably requested in writing by Parent, (v) obtaining such consents, approvals and authorizations which shall be reasonably requested by Parent to permit pledging of collateral in connection with the Debt Financing and, (vi) executing and delivering any customary credit agreements, guarantee agreements, pledge and security documents, other definitive financing documents or other requested certificates or documents, including a customary solvency certificate by the Chief Financial Officer of the Company (provided that (A) none of the letters, agreements, documents and certificates shall be executed and delivered except in connection with the Closing, (B) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (C) none of the Company or any of its Subsidiaries or its representatives shall be required to pay (or agree to pay) any commitment or other fee, provide any indemnities or incur any liability in connection with the Debt Financing prior to the Effective Time and (D) no personal liability shall be imposed on the officers, directors, employees or agents involved), and (vii) obtaining the intellectual property assignment agreements relating to the Company Owned Intellectual Property set forth in Section 6.10(c)(vii) of the Disclosure Schedule, and making all necessary filings with governmental registration agencies to update ownership title in and to effectuate the release of any security interests granted in the Company Registered Intellectual Property. Notwithstanding the foregoing, if the Company in good faith reasonably believes that it has delivered the “Required Information” at the time required for the Debt Financing, it may deliver a notice to that effect, in which case receipt of such Required Information shall be deemed satisfied on the date of such notice unless Parent in good faith reasonably believes that the Company has not completed delivery of the Required Information and, within five (5) Business Days after the delivery of such notice by the Company, Parent delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered).

(d) If any portion of the Debt Financing becomes unavailable on the terms and conditions or within the timing contemplated in the Debt Commitment Letter or the Debt Commitment Letter shall be terminated or modified for any reason not in accordance with Section 4.5 (but without waiving any responsibility or liability for breach by Parent or Sub of such Section 4.5(c)) , Parent shall use its reasonable best efforts to arrange to obtain Alternative Commitment Letters from alternative lenders in an amount sufficient to consummate the Merger. The obligations under Sections 6.10(a) and (b) shall apply equally to any such Alternate Commitment Letters (including any new financing commitment). Parent shall keep Company informed on a current basis in reasonable detail of the status of its efforts to arrange the Alternate Commitment Letters and shall, upon request, provide true and complete copies of all documents related to the Alternate Commitment Letters to the Company.

Section 6.11 Transfer Taxes. Parent shall assume liability for and pay all sales, use, transfer, real property transfer, documentary, recording, gains, stock transfer and similar Taxes and fees, and any deficiency, interest or penalty asserted with respect thereof (collectively, “Transfer Taxes”) resulting from the transactions effected pursuant to this Agreement. The Company shall cooperate with Parent as to the filing of all necessary documentation and Tax Returns with respect to such Transfer Taxes.

Section 6.12 [Reserved].

Section 6.13 Section 16 Matters. Prior to the Effective Time, the Company shall be entitled to take all such steps as may reasonably be necessary and permitted to cause the transactions contemplated under this Agreement, including any dispositions of shares of Common Stock (including derivative securities with respect to such shares of Common Stock) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Resignation of Directors. At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of all directors of the Company effective at the Effective Time.

Section 6.15 Litigation. In the event that any lawsuits or other legal proceedings, whether judicial or administrative, challenging, or seeking damages or other relief as a result of, the Merger, this Agreement or the other transactions contemplated hereby (“Transaction Litigation”) is brought, against the Company and/or the members of the Board of Directors of the Company prior to the Effective Time, the Company shall promptly notify Parent thereof and shall keep Parent reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Transaction Litigation, and the Company shall not settle, compromise, come to an arrangement regarding or agree to settle, compromise or come to an arrangement regarding any Transaction Litigation, without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned).

Section 6.16 Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to enable the Surviving Corporation to de-list the Company’s securities from the Nasdaq Stock Market and de-register the Company’s securities under the Exchange Act as soon as practicable following the Effective Time.

Section 6.17 Share Acquisition Prohibition. Prior to the Closing, Parent and Sub shall not, directly or indirectly, purchase (or otherwise acquire beneficial ownership (as defined in the Exchange Act Rule 13d-3) or record ownership of) any shares of Common Stock or Class A Stock. Parent and Sub shall cause each of their respective Affiliates to comply with this Section 6.17 as if each such Affiliate was Parent and was party to this Agreement.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Written Consent. The Company and Parent shall have received duly executed copies of the Written Consent.

(b) No Injunctions or Restraints. No U.S. federal or state court shall have issued or entered a temporary restraining order, preliminary or permanent injunction or other order that is in effect and that prohibits the consummation of the Merger.

(c) HSR Act. The waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or been terminated.

(d) Information Statement. The Information Statement shall have been delivered to Securityholders and the consummation of the Merger shall be permitted by Regulation 14C of the Exchange Act (including, without limitation, Rule 14c-2 promulgated under the Exchange Act).

Section 7.2 Additional Conditions to Obligations of Parent and Sub. The obligation of Parent and Sub to effect the Merger is subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Sections 3.2, 3.3 and the first sentence of 3.14 of this Agreement) shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to be true and correct would not reasonably be expected to have a Company Material Adverse Effect.

(ii) The representations and warranties of the Company set forth in Sections 3.2, 3.3 and the first sentence of 3.14 of this Agreement shall be true and correct in all respects on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except (x) to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date and (y) solely with respect to Section 3.2(a), de minimis errors and Section 3.2(d)(i), (ii) and (iii), a net aggregate increase of up to $250,000).

(iii) Parent shall have received a certificate to the effect of clauses (i) and (ii) of this Section 7.2(a) signed on behalf of the Company by an executive officer of the Company.

(b) Performance of Obligations. The Company shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c) Absence of Material Adverse Effect. Since June 30, 2012, there shall not have occurred any Company Material Adverse Effect and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(d) Company Reports. The Company shall have filed all Company SEC Documents required to contain financial statements and to be filed with the SEC prior to the Effective Time.

(e) Information Statement. The Information Statement shall have been mailed to the Company’s stockholders in accordance with Section 4.4 and 20 days shall have elapsed since the date of such mailing.

(f) Related Party Agreements. The Company shall have terminated the Contracts referenced in Section 3.12 of the Disclosure Schedule.

(g) Payoff Letters. The Company shall have delivered to Parent payoff letters with respect to Indebtedness of the Company and its Subsidiaries outstanding as of the Closing under the Credit Agreement and releases of all Liens securing such Indebtedness, conditioned only on the payment of the amounts described in such payoff letters. For purposes of this Agreement, “Credit Agreement” means that Second Amended and Restated Credit Agreement, dated as of November 3, 2010 as amended by Amendment No. 1 dated as of November 14, 2011 (and as further amended, supplemented or otherwise modified to date), by and among the Company, as the borrower, the lenders party thereto and Credit Suisse AG, as administrative agent and collateral agent for the lenders.

Section 7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” set forth therein) on the date of this Agreement and at the Closing as though made on and as of the Closing Date (except to the extent that such representation and warranty speaks as of a particular date, in which case such representation and warranty shall be true and correct as of that date), except where the failure of the representations and warranties to be true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent and Sub to consummate the Merger and the other transactions contemplated by this Agreement or to perform their obligations hereunder. The Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.

(b) Performance of Obligations. Parent and Sub shall have performed or complied with, in all material respects, all obligations and covenants required to be performed or complied with by them under this Agreement at or prior to Closing, and the Company shall have received a certificate signed on behalf of Parent and Sub by an executive officer of each of Parent and Sub to such effect.

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition precedent set forth in this Article VII to be satisfied if such failure was caused by such party’s failure to comply with its obligations set forth in this Agreement to consummate and make effective the transactions provided for herein, as required by and subject to Section 6.5.

Section 7.5 Invoking Certain Provisions. If Parent and Sub wish to invoke any of the conditions set forth in Section 7.2 as a basis not to consummate the Merger, Parent or Sub, as applicable, will have the burden of proof to establish that such condition has not been satisfied. If the Company wishes to invoke any of the conditions set forth in Section 7.3 as a basis not to consummate the Merger, the Company will have the burden of proof to establish that such condition has not been satisfied.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Written Consent:

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Closing shall not have occurred on or before December 24, 2012 (the “Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date;

(ii) if any U.S. federal or state court shall have issued or entered a permanent injunction or other order that is in effect preventing or prohibiting the consummation of the Merger and such injunction or order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including such party’s obligations set forth in Section 6.5) has been the primary cause of, or resulted in, such action;

(c) by Parent, if (i) the Company breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.2(a) or Section 7.2(b) will not be able to be satisfied prior to or as of the Termination Date (provided that Parent or Sub is not then in material breach of any representation, warranty or covenant contained in this Agreement) and (ii) the Company has given Parent written notice of such breach or failure, and such breach or failure has not been cured for thirty (30) days following receipt of such notice;

(d) by Parent, if (x) there shall have been an Adverse Recommendation Change or (y) the Company shall have knowingly and willfully breached any of its obligations under Section 6.3 or (z) the Board of Directors of the Company shall have publicly withdrawn its approval of this Agreement or the Merger;

(e) by Parent, so long as the Company shall be in intentional breach of any of its obligations under Section 6.1;

(f) by the Company, on or prior to September 25, 2012, in order to enter into a definitive agreement for a Superior Proposal, provided that (i) the Superior Proposal did not result from a breach of Section 6.3 and (ii) the Company pays the Company Termination Fee to Parent prior to or concurrently with termination pursuant to this Section 8.1(f);

(g) by the Company, if (i) Parent or Sub breaches or fails to perform any of its representations, warranties, covenants or obligations contained in this Agreement, in any case, as a result of which a condition set forth in Section 7.3(a) or Section 7.3(b) will not be able to be satisfied prior to or as of the Termination Date or waived by the Company (provided that the Company is not then in material breach of any representation, warranty or covenant contained in this Agreement) and (ii) the Company has given Parent written notice of such breach or failure, and such breach or failure has not been cured for thirty (30) days following receipt of such notice;

(h) by Parent, if the Written Consent, duly executed by the stockholders of the Company which beneficially own a number of shares of the Company Common Stock sufficient to adopt this Agreement under Section 251(c) of the DGCL, shall not have been delivered without delay to the Company after execution of this Agreement, and upon receipt of the Written Consent, the Company shall deliver a copy thereof to Parent; provided, however, that this Section 8.1(h) shall cease to have any force and effect upon receipt of the Written Consent by the Company; and

(i) by the Company, if (i) the conditions set forth in Sections 7.1 and 7.2 (other than conditions that by their nature are to be satisfied at the Closing), (ii) the Company has irrevocably confirmed by written notice to Parent that the conditions in Section 7.3 (other than conditions that by their nature are to be satisfied at the Closing) have been satisfied or that it is willing to waive any unsatisfied condition in Section 7.3, and (iii) the Merger shall not have been consummated within ten (10) Business Days after the delivery of such notice.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last sentence of Section 6.4, Section 6.7, this Section 8.2 and Article IX, which provisions shall survive such termination, and provided that nothing in this Section 8.2 shall relieve any party from liability for any knowing and material breach hereof.

Section 8.3 Amendment. Subject to applicable Law, this Agreement may be amended by the parties at any time before or after receipt of the Written Consent. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

Section 8.4 Extension; Waiver. At any time prior to the Effective Time, any party may, but are not required to, (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to applicable Law, waive compliance with any of the agreements of any other party or conditions in favor of such party contained in this Agreement (provided that a waiver must be in writing and signed by the party against whom the waiver is to be effective). Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.3 or an extension or waiver pursuant to Section 8.4 shall, in order to be effective, require in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. All representations and warranties set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time. None of the covenants or agreements of the parties in this Agreement shall survive the Effective Time, other than (a) the covenants and agreements of the parties contained in this Article IX and in Article II and in Section 6.2 and Section 6.6 and (b) those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Effective Time, which shall survive the consummation of the Merger until fully performed.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given (a) on the date of delivery, if delivered in person or by facsimile (upon confirmation of receipt), or (b) on the first Business Day following the date of dispatch, if delivered by a recognized overnight courier service (upon proof of delivery), addressed as follows:

If to the Company:

Deltek, Inc.

2291 Wood Oak Drive,

Herndon, Virginia 20171

Telephone:     (703) 734-8606

Facsimile:      (703) 738-1557

Attention:       Chairman

with copies to:

Deltek, Inc.

2291 Wood Oak Drive,

Herndon, Virginia 20171

Telephone:     (703) 734-8606

Facsimile:      (703) 880-0260

Attention:       General Counsel

and

Fried, Frank, Harris, Shriver & Jacobson LLP

801 17th St, NW

Washington, DC 20006

Telephone:     (202) 639-7000

Facsimile:      (202) 639-7003

Attention:       Brian Mangino, Esq.

    Richard Steinwurtzel, Esq.

If to Parent or Sub:

c/o Thoma Bravo, LLC

600 Montgomery Street, 32nd Floor

San Francisco, CA 94111

Telephone:     (415) 249-6708

Facsimile:      (415) 392-6480

Attention:       Holden Spaht

    A.J. Rohde

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, IL 60654

Facsimile:      (312) 862-2200

Attention:       Gerald T. Nowak, P.C.

    Theodore A. Peto

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section 9.2.

Section 9.3 Remedies.

(a) Remedies of Parent and Sub.

(i) Specific Performance. Prior to the valid termination of this Agreement pursuant to Article VIII, Parent and Sub shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by the Company and to enforce specifically the terms and provisions hereof, including the Company’s obligation to consummate the Merger.

(ii) Company Termination Fee. Parent shall be entitled to payment of the Company Termination Fee if and when payable under Section 6.7(b) hereof.

(iii) Parent Expenses. Parent shall be entitled to reimbursement of Parent Expenses if and when payable under Section 6.7(c) hereof.

(iv) Termination. Parent and Sub shall be entitled to terminate this Agreement in accordance with Article VIII hereof.

(v) Damages. Other than in the case of fraud, in no event shall Parent, Sub or any of their respective equityholders, officers, directors, employees, agents, controlling persons, assignees or Affiliates of any of the foregoing have the right to seek or obtain money damages from the Company under this Agreement (whether at law or in equity, in contract, in tort or otherwise) other than the right of Parent and Sub to payment of the Company Termination Fee or Parent Expenses as set forth in Sections 9.3(a)(ii) and (a)(iii) above.

(b) Remedies of the Company.

(i) Specific Performance—Closing. Prior to a valid termination of this Agreement pursuant to Article VIII hereof, the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable remedies to enforce Parent’s and Sub’s obligations and rights to cause the Equity Financing to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing), and Parent and Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.2, (ii) the Debt Financing (or, if an Alternative Commitment Letter is being used in accordance with this Agreement, such alternative financing) has been funded or will be funded at the Closing if the Equity Financing is funded at the Closing, and (iii) the Company has irrevocably confirmed in a written notice delivered to Parent and Parent’s sources of Debt Financing that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce or seek to enforce specifically Parent’s right to cause the Equity Financing to be funded or to complete the Merger if the Debt Financing has not been funded (or will not be funded at the Closing if the Equity Financing is funded at the Closing). In no event shall the Company be entitled to seek the remedy of specific performance of this Agreement other than solely under the specific circumstances and as specifically set forth in this Section 9.3(b). For the avoidance of doubt, while the Company may pursue both a grant of specific performance and the payment of the Parent Termination Fee, under no circumstances shall the Company be entitled to receive both a grant of specific performance and any other remedy (including payment of the Parent Termination Fee).

(ii) Specific Performance—Other Covenants. Prior to the valid termination of this Agreement pursuant to Article VIII and other than as it relates to the right to cause the Equity Financing to be funded and to consummate the Merger (which are governed by the provisions of Section 9.3(b)(i)), the Company shall be entitled to seek and obtain an injunction, specific performance and other equitable relief to prevent breaches of this Agreement by Parent and Sub and to enforce specifically the terms and provisions hereof (including, but not limited to demanding Parent and Sub to use reasonable best efforts to obtain funding under the Debt Financing).

(iii) Parent Termination Fee. The Company shall be entitled to payment of the Parent Termination Fee if and when payable under Section 6.7(d) hereof.

(iv) Termination. The Company shall be entitled to terminate this Agreement in accordance with Article VIII hereof.

(v) Damages; Expenses. Other than in the case of fraud, in no event shall the Company or any of its Subsidiaries or any of their respective equityholders, officers, directors, employees, agents, controlling persons, assignees or Affiliates of any of the foregoing have the right to seek or obtain money damages or expense reimbursement (whether at law or in equity, in contract, in tort or otherwise) from Parent or Sub under this Agreement other than the right of the Company to payment of the Parent Termination Fee as set forth in Section 9.3(b)(iii) above. In addition, notwithstanding anything in this Agreement or the Debt Commitment Letter to the contrary, in no event shall the Financing Parties have any liability or obligation to the Company or any of its Subsidiaries or any of their respective equityholders, officers, directors, employees, agents, controlling persons or assignees or Affiliates of any of the foregoing relating to or arising out of this Agreement or the Debt Commitment Letter or the transactions contemplated hereby, including the Debt Financing; provided that, notwithstanding the foregoing, nothing in this Section 9.3(b)(v) shall in any way limit or modify the rights and obligations of Parent, Sub or the Financing Parties under the Debt Commitment Letter or Parent’s or Sub’s obligations under this Agreement. In addition to the rights of Parent and Sub hereunder, Parent and Sub shall be entitled, at Parent and Sub’s sole election, to settle any claims arising from or relating to this Agreement by agreeing to consummate the Merger in accordance with the terms of this Agreement.

(c) Money Damages Not Adequate. The parties agree that irreparable damage would occur in the event that any of the provisions under this Agreement to which the right of specific performance is applicable were not performed in accordance with their specific terms or were otherwise breached and that any breach of this Agreement could not be adequately compensated in all cases by monetary damages alone. Each party hereby agrees, solely to the extent specific performance is available to it under this Section 9.3, not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by such party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 9.3. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such order or injunction sought in accordance with the terms of this Section 9.3.

(d) Sole Remedy. The parties hereto acknowledge and agree that the remedies provided for in this Section 9.3 shall be the parties’ sole and exclusive remedies for any breaches this Agreement or any claims relating to the transactions contemplated hereby. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted by applicable law, any and all other rights, claims and causes of action, known or unknown, foreseen or unforeseen, which exist or may arise in the future, that such party may have against the other party or any of its representatives arising under or based upon any federal, state or local law (including any securities law, common law or otherwise) for any breach of the representations and warranties or covenants contained in this Agreement.

Section 9.4 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, immediately prior to or concurrent with the occurrence of the Closing, Parent and Sub may assign this Agreement (in whole but not in part) to Parent or any of its directly or indirectly wholly owned Affiliates and/or to any parties providing the Financing pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Financing).

Section 9.5 Entire Agreement. This Agreement, the Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto. No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 9.6 Governing Law.

(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of laws. Any action against any party to this Agreement arising out of or in any way relating to this Agreement shall be brought in any federal or state court located in the State of Delaware in New Castle County, and each of the parties submits to the exclusive jurisdiction of such courts for the purpose of any such action. Each party irrevocably and unconditionally agrees not to assert (i) any objection which it may ever have to the laying of venue of any such action in any federal or state court located in the State of Delaware in New Castle County, (ii) any claim that any such action brought in any such court has been brought in an inconvenient forum, and (iii) any claim that such court does not have jurisdiction with respect to such action. Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support, or permit any of its Affiliates to bring or support, any claim, action, suit or proceeding, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Parties in any way relating to this Agreement or the transactions contemplated hereby, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof, in any forum other than the United States District Court for the Southern District of New York (and the appellate courts thereof), or, if jurisdiction is not available in the federal courts, the Supreme Court of the State of New York, County of New York, and that the provisions of Section 9.06(b) relating to the waiver of jury trial shall apply to any such action.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR

ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 9.7 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

Section 9.8 Headings; Table of Contents and Interpretations. Headings of the Articles and Sections of this Agreement, and the Table of Contents are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever. For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires, (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning, (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (iv) when a reference is made in this Agreement to an Article, Section, paragraph or Schedule without reference to a document, such reference is to an Article, Section, paragraph or Schedule to this Agreement, (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions, (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified, (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns, (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof, (ix) all accounting terms used and not defined herein have the respective meanings given to them under U.S. GAAP, (x) a reference to “ordinary course” or “ordinary course of business” when used herein will be deemed to mean “ordinary course of business consistent with past practices”, unless otherwise specified, and (xi) any references in this Agreement to “dollars” or “$” shall be to U.S. dollars.

Section 9.9 No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any rights or remedies hereunder, except for (i) from and after the Effective Time, the rights of Securityholders to receive the Merger Consideration pursuant to the provisions of Article II, (ii) the Indemnified Parties, which shall be intended third-party beneficiaries as specifically provided in Sections 6.2, and (iii) the Financing Parties (including any source of an Alternative Commitment Letter that has been obtained in accordance with Section 4.5), which shall be intended third parties beneficiaries of Section 9.3(b), Section 9.6, Section 9.9 and Section 9.16 and shall be entitled to enforce such provisions directly (and no amendment or modification to such provisions in respect to the Financing Parties (including any source of an Alternative Commitment Letter that has been obtained in accordance with, and satisfies the conditions of, Section 4.5) may be made without the prior consent of the Financing Parties (including any source of an Alternative Commitment Letter that has been obtained in accordance with, and satisfies the conditions of, Section 4.5)).

Section 9.10 Incorporation of Schedules. The Disclosure Schedule and the Schedules attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 9.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 9.12 Subsidiaries. For purposes of this Agreement, “Subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such person.

Section 9.13 Person. For purposes of this Agreement, “Person” or “person” means an individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

Section 9.14 Knowledge of the Company; Knowledge of Parent. For purposes of this Agreement, “Knowledge of the Company” means the actual knowledge, after reasonable inquiry, of Michael Corkery, Holly Kortright, Kevin Parker, Deb Fitzgerald, Namita Dhallan and David Schwiesow. For purposes of this Agreement, “Knowledge of Parent” means the actual knowledge, after reasonable inquiry, of Holden Spaht and A.J. Rohde.

Section 9.15 Amendment; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.16 Non-Recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, representative or affiliate of any party hereto, any Financing Party, or of any of their respective affiliates shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 9.16 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 9.17 Mutual Drafting. This Agreement shall be deemed to be the joint work product of Parent, Sub, and Company. Any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunder duly authorized all as of the date first written above.

PROJECT DIAMOND HOLDINGS CORPORATION

By:	/s/ Holden Spaht
Name: Holden Spaht
Title: President

PROJECT DIAMOND MERGER CORP.

By:	/s/ Holden Spaht
Name: Holden Spaht
Title: President

[Merger Agreement Signature Page]

DELTEK, INC.

By:	/s/ Kevin T. Parker
Name: Kevin T. Parker
Title: Chairman, CEO

[Merger Agreement Signature Page]